SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2003

TRANSMETA CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-31803	77-0402448

(Commission File Number)	(IRS Employer Identification No.)

3990 Freedom Circle, Santa Clara, CA	95054

(Address of principal executive offices)	(Zip Code)

(408) 919-3000

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Item 5: Other Events.

Transmeta Corporation included the following risk factors, management’s discussion and analysis of financial condition and results of operations, description of its business, certain transactions and Transmeta’s unaudited condensed consolidated financial statement as of and for the nine month period ended September 30, 2003 in the preliminary prospectus supplement filed by Transmeta with the Securities and Exchange Commission on November 25, 2003 respecting Transmeta’s S-3 registration statement No. 333-107113 previously filed with the Securities and Exchange Commission.

The following text contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date of this current report, and Transmeta will not necessarily provide updates of its projections or other forward-looking statements. Such forward-looking statements are subject to many risks and uncertainties, and may differ materially or adversely from Transmeta’s actual results or future events. Important risk factors that could have material or adverse effects on Transmeta’s results include those set forth below. Transmeta undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

RISK FACTORS

      Investing in our common stock involves a high degree of risk. You should consider the following risk factors, as well as other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to purchase any shares of our common stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. If any of these risks occurs, our business could suffer, the market price of our common stock could decline and you could lose all or part of your investment in our common stock.

      Our ability to achieve future profitability depends primarily on the successful introduction of our new Efficeon TM8000 family of microprocessor products. We are just entering production of our first Efficeon products using a 130 nanometer CMOS process. We have only recently completed our initial design and specifications, or tape-out, and begun test manufacturing of future Efficeon products using a new 90 nanometer CMOS process by Fujitsu Microelectronics, a new foundry with which we have only very limited experience. We do not expect those first silicon test products to be available for testing until January 2004, at the earliest, and we expect them to exhibit problems that are normal for new silicon products. If those problems prove to be more serious than expected and cannot be remedied on a timely basis and at a reasonable cost, the value of your investment in the common stock would likely be very substantially reduced. For more information, see the second and third risk factors below.

We have a history of losses, expect to incur further significant losses and may never achieve or maintain profitability.

      Since our inception, we have incurred cumulative losses aggregating $520.6 million, including net losses of $110.0 million in 2002 and $65.7 million in the first nine months of 2003, which have reduced stockholders’ equity to $82.7 million at September 30, 2003. We currently expect to continue to incur losses under our current business plan until at least 2005.

      We have financed our operations primarily through sales of equity securities and, to a lesser extent, from product and license revenue and lease financing. As a result of our use of cash in the course of our business operations, our cash, cash equivalents and short-term investments have declined from a quarter-end high of $343.1 million as of December 31, 2000 to $74.4 million as of September 30, 2003. We shall use the net proceeds from the sale of common stock offered hereby to fund our operations, which are generating significant losses. We believe that the net proceeds of this offering will enable us to operate as a going concern for a period that extends at least through December 31, 2004. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources”. However, whether we will be able to continue to operate as a going concern may be affected by a variety of factors, which may include our ability to achieve market acceptance for our Efficeon TM8000 products, significant unexpected technical or manufacturing problems we may experience in transitioning our Efficeon TM8000 microprocessor to a 90 nanometer manufacturing process or any significant problems we may face in selling our TM5800 microprocessors in additional market segments. Accordingly, it is possible that we might not be able to continue as a going concern even if this offering is completed.

      Our revenue must increase if we are to achieve profitability under our current business model. We cannot assure you that our revenue will increase or that we will ever achieve profitability. Even if we achieve profitability, we may not be able to sustain or increase profitability on a quarterly or an annual basis.

Our future operating results will depend significantly on sales of our new Efficeon TM8000 products.

      Our future revenue and gross margins will be influenced in large part by the level of sales of our new Efficeon TM8000 products. Therefore, our future operating results will depend on the demand for these products from future customers. We have not yet generated significant revenue from the sale of our Efficeon TM8000 products. Our initial Efficeon TM8000 microprocessor manufactured using a 130 nanometer complementary metal oxide semiconductor, or CMOS, process is only just beginning to be shipped in the fourth quarter of 2003, and the substantial majority of shipments of this product to date have been of engineering samples and pre-production units. If we experience delays in manufacturing sufficient quantities of microprocessors, our target customers could design a competitor’s microprocessor into their product, which would lead to lost sales and impede our ability to generate market interest in our new microprocessor. If these products are not widely accepted by the market due to performance, price, compatibility or any other reason, significant demand for our new products may fail to materialize.

      We are seeking to transition the manufacturing of our Efficeon TM8000 microprocessors to a 90 nanometer CMOS process. We believe that successfully completing this transition will be important to our ability to achieve broad market acceptance of our Efficeon TM8000 microprocessors and to our ability to compete, particularly in market segments in which performance is a key competitive factor such as the notebook personal computer and blade server markets. We cannot be sure that we will successfully complete the development of, and introduce, the Efficeon TM8000 microprocessor manufactured using the 90 nanometer process. We do not expect to begin volume shipment of 90 nanometer Efficeon TM8000 microprocessors until the second half of 2004.

We could encounter a variety of technical and manufacturing problems that could delay or prevent the successful introduction of an Efficeon TM8000 microprocessor manufactured using a 90 nanometer process.

      Transitioning our TM8000 microprocessor to a 90 nanometer manufacturing process involves a variety of technical and manufacturing challenges. We intend to use Fujitsu Microelectronics to manufacture our initial 90 nanometer Efficeon TM8000 microprocessors. We delivered to Fujitsu Microelectronics the tape-out of our Efficeon TM8000 microprocessor for implementation in its 90 nanometer foundry in November 2003. We expect to receive silicon for testing as early as January 2004. Once we receive and test that first silicon, it is likely that we will determine that modifications will need to be made to address one or more problems identified in the testing process. Although we have anticipated that several revisions will need to be made before production, we cannot be sure that more revisions than anticipated will not be necessary or that we will not encounter more significant problems than expected. Fujitsu Microelectronics has limited experience with the 90 nanometer CMOS process and has not yet manufactured in volume using this process. We cannot be sure that Fujitsu Microelectronics’ 90 nanometer foundry will be qualified for production shipments on our planned schedule. For example, during 2001 we experienced yield problems as we migrated our products to smaller geometries, which caused increases in our product costs, delays in product availability and diversion of engineering personnel. If we encounter problems with the manufacture of the Efficeon TM8000 microprocessors using the 90 nanometer process that are more significant or take longer to resolve than we anticipate, our ability to increase our revenue would suffer and we could incur significant expenses.

Our Crusoe TM5800 microprocessors are experiencing decreasing demand from notebook computer manufacturers and are experiencing declining average selling prices. If we are unable to sell the TM5800 microprocessors into additional market segments or reduce our costs of production, our operating results will suffer.

      As our Crusoe TM5800 microprocessors have matured, demand for the TM5800 microprocessors from notebook computer manufacturers has declined in that market segment. We intend to seek to sell the TM5800 microprocessors into additional market segments such as the thin client, ultra-personal computer, or UPC, and embedded computer market segments, many of which are only beginning to be developed. We cannot be sure that we will be successful in selling the TM5800 microprocessors into these markets or that these markets will experience significant growth. In addition, the average selling price of the TM5800 microprocessors has decreased, and we expect that pricing pressure on the TM5800 microprocessors will continue to increase as sales of these microprocessors increasingly derive from geographies and market segments that traditionally demand lower average selling prices. If we are unable to achieve sufficient reductions in our costs of products sold, this decline in prices will adversely affect our gross margins.

The growth of our business depends in part upon the development of emerging markets and our ability to meet the needs of these markets.

      The growth of our business depends in part on acceptance and use of our products in new classes of devices such as tablet PCs, UPCs, high density servers and new embedded processor applications. We depend on the ability of our target customers to develop new products and enhance existing products for these markets that incorporate our products and to introduce and promote their products successfully. These new markets often rely on newly developed technologies, which will require extensive development and marketing before widespread acceptance is achieved, so the new markets may grow slowly, if at all. If the new markets do not grow as we anticipate, our target customers do not incorporate our products into theirs, or our products are not widely accepted by end users, our ability to increase our revenues would suffer. In addition, manufacturers within emerging markets may have widely varying requirements. To meet the requirements of different manufacturers and markets, we may be required to change our product design or features, sales methods or pricing policies. The costs of addressing these requirements could be substantial and could delay or prevent any improvement in our operating results.

Our future revenue depends in part upon our ability to penetrate additional segments of the notebook computer market.

      Historically, our sales in the notebook computer market have primarily been in the market segment consisting of thin and light notebook computers for which low heat generation and power consumption are particularly critical. Our ability to increase our revenues in the future will depend in significant part on our ability to market our new Efficeon TM8000 microprocessors in additional segments of the notebook computer market in which microprocessor performance is a more significant factor. These notebook market segments are intensely competitive and dominated by Intel. We have not succeeded in deriving significant revenues from sales of our microprocessors in these market segments in the past and cannot be sure that we will successfully market and sell our microprocessor products in these market segments in the future.

      Due to our software-based approach to microprocessor design, we have been required, and expect to continue to be required, to devote substantial resources to educate prospective customers in the notebook computer market about the benefits of our products and to assist potential customers with their designs. In addition, since computer products generally are designed to incorporate a specific microprocessor, original equipment manufacturers, or OEMs, must design new products to utilize different microprocessors such as our products. Given the complexity of these computer products and their many components, designing new products requires significant investments. For instance, OEMs may need to design new computer casings, basic input/output system, or BIOS, software and motherboards. Our target customers may not choose our products for technical, performance, packaging, novelty, design cost or other reasons. If our products fail to achieve widespread acceptance in the notebook computer market, our ability to increase our revenue would likely be seriously harmed.

If we need additional financing, we may not be able to raise further financing or it may only be available on terms unfavorable to us or our stockholders.

      We have a history of substantial losses, and expect to incur future losses. Demonstrating the effects of these losses on our cash balances, during the past 12 months our cash and cash equivalents and short-term investments balances have decreased by $81.4 million, from $155.8 million as of September 30, 2002 to $74.4 million as of September 30, 2003. As we shift our product mix to our next family of microprocessors, the Efficeon TM8000, and as we continue to develop new or enhance existing products or services in line with our business model, we expect that, as a result of an increased level of operations, our cash expenditures will increase. Although we intend to use the net proceeds from this offering to increase our working capital and fund our operations, which are generating significant losses, we cannot be sure that the net proceeds from this offering will be sufficient for this purpose. If the revenue that we generate falls below our expectations, we could utilize our existing cash resources, together with the net proceeds of this offering, faster than we expect. In addition, we may begin to generate positive cash flow from operations later than anticipated or we may never generate positive cash flow from operations. As a result, we may need significant additional funds. A variety of other business contingencies could contribute to our need for funds in the future, including the need to:

•	fund expansion;

•	fund marketing expenditures;

•	develop new products or enhance existing products;

•	enhance our operating infrastructure;

•	hire additional personnel;

•	respond to customer concerns about our viability;

•	respond to competitive pressures; or

•	acquire complementary businesses or technologies.

      If we were to raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced, and these newly issued securities might have rights, preferences or privileges senior to those of our then-existing stockholders. Additional financing might not be available on terms favorable to us, or at all. For example, in order to raise equity financing, we may decide to sell our stock at a discount of our then current trading price, which may have an adverse effect on our future trading price. If adequate funds were not available on acceptable terms or at all, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our products or otherwise respond to competitive pressures would be significantly limited.

We face intense competition in the x86-compatible microprocessor market. Many of our competitors are much larger than we are and have significantly greater resources. We may not be able to compete effectively.

      The market for microprocessors is intensely competitive. We may not be able to compete effectively against current and potential competitors, especially those with significantly greater resources and market leverage. Competition may cause price reductions, reduced gross margins and loss of market share, any one of which could significantly reduce our future revenue and increase our losses. For example, we may determine to lower the prices of our products in order to increase or maintain market share, which would likely increase our losses.

      Significant competitors in the x86-compatible microprocessor product market include Intel, Advanced Micro Devices and VIA Technologies. Our current and potential competitors have longer operating histories, significantly greater financial, technical, product development and marketing resources, greater name recognition and significantly larger customer bases than we do. Our competitors may be able to develop products comparable or superior to those we offer, adapt more quickly than we do to new technologies, evolving industry trends and customer requirements, and devote greater resources to the development, promotion and sale of their products than we can. Many of our competitors also have well-established relationships with our existing and prospective customers and suppliers. As a result of these factors, many of our competitors, either alone or with other companies, have significant influence in our target markets that could outweigh any advantage that we may possess. For example, negotiating and maintaining favorable customer and strategic relationships are and will continue to be critical to our business. If our competitors use their influence to negotiate strategic relationships on more favorable terms than we are able to negotiate, or if they structure relationships that impair our ability to form strategic relationships, our competitive position and our business would be substantially damaged.

      In particular, Intel has dominated the market for x86-compatible microprocessors for many years. We may be adversely affected by Intel’s pricing decisions, product mix and introduction schedules, marketing strategies and influence over industry standards and other market participants and the loyalty of consumers to the Intel brand. We cannot be sure that we can compete effectively against Intel even in the market segments that we intend to target.

      In 2003, Intel introduced a new microprocessor that is focused on the notebook computer market segment and designed to consume less power than its prior microprocessors. We expect that Intel, and potentially other microprocessor companies, will increasingly seek to offer microprocessors specifically targeted at many of the same market segments that we intend to serve, which could adversely affect our ability to compete successfully.

      Furthermore, our competitors may merge or form strategic relationships that might enable them to offer, or bring to market earlier, products that are superior to ours in terms of features, quality, pricing or other factors. We expect additional competition from other established and emerging companies and technologies.

We may experience manufacturing difficulties that could increase the cost and reduce the supply of our products.

      The fabrication of wafers for our microprocessors is a highly complex and precise process that requires production in a tightly controlled, clean room environment. Minute impurities, difficulties in the fabrication process, defects in the masks used to print circuits on a wafer or other factors can cause numerous die on each wafer to be nonfunctional. The proportion of functional die expressed as a percentage of total die on a wafer is referred to as product “yield.” Semiconductor companies frequently encounter difficulties in achieving expected product yields, particularly when introducing new products. Yield problems may not be identified and resolved until a product has been manufactured and can be analyzed and tested, if ever. As a result, yield problems are often difficult, time-consuming and expensive to correct. We have experienced yield problems in the past, and we may experience yield problems in the future that impair our ability to deliver our products to our customers, increase our costs, adversely affect our margins and divert the efforts of our engineering personnel. Difficulties in achieving the desired yields often occur in the early stages of production of a new product or in the migration of manufacturing processes to smaller geometries. We could experience difficulties in achieving desired yields or other manufacturing problems as we commence production of our initial Efficeon TM8000 products that could delay our ability to introduce Efficeon TM8000 products in volume, adversely affect our costs and gross margins and harm our reputation. In addition, we could also experience these difficulties as we seek to migrate the Efficeon TM8000 products to a 90 nanometer process technology, which poses significant technical challenges and in which neither we nor Fujitsu Microelectronics, which we intend to use to manufacture these products, has significant experience. Even with functional die, normal variations in wafer fabrication can cause some die to run faster than others. Variations in speed yield could lead to excess inventory of the slower, less valuable die, a resulting unfavorable impact on gross margins and an insufficient inventory of faster products, depending upon customer demand.

Our lengthy and variable sales cycles make it difficult for us to predict when and if a design win will result in volume shipments.

      We depend upon other companies designing our microprocessors into their products, which we refer to as design wins. Many of our targeted customers consider the choice of a microprocessor to be a strategic decision. Thus our targeted customers may take a long time to evaluate our products, and many individuals may be involved in the evaluation process. We anticipate that the length of time between our initial contact with a customer and the time when we recognize revenue from that customer will vary. We expect our sales cycles to range typically from six to 12 months, or more, from the time we achieve a design win to the time the customer begins volume production of products that incorporate our microprocessors. We do not have historical experience selling our products that is sufficient for us to determine accurately how our sales cycles will affect the timing of our revenue. Variations in the length of our sales cycles could cause our revenue to fluctuate widely from period to period. While potential customers are evaluating our products and before they place an order with us, we may incur sales and marketing expenses and expend significant management and engineering resources without any assurance of success. The value of any design win depends upon the commercial success of our customers’ products. If our customers cancel projects or change product plans, we could lose anticipated sales. We can offer no assurance that we will achieve further design wins or that the products for which we achieve design wins will ultimately be introduced or will, if introduced, be commercially successful.

If we fail to forecast demand for our products accurately, we could lose sales and incur inventory losses.

      The demand for our products depends upon many factors and is difficult to forecast. Many shipments of our products may be made near the end of the fiscal quarter, which makes it difficult to estimate demand for our products. We expect that it will become more difficult to forecast demand as we introduce new products and as competition in the markets for our products intensifies. Significant unanticipated fluctuations in demand have caused, and in the future could cause, problems in our operations.

      The lead-time required to fabricate large volumes of wafers is often longer than the lead-time our customers provide to us for delivery of their product requirements. Therefore, we often must place our orders in advance of expected purchase orders from our customers. As a result, we have only a limited ability to react to fluctuations in demand for our products, which could cause us to have either too much or too little inventory of a particular product. If demand does not develop as we expect, we could have excess production. Excess production would result in excess inventories of product, which would use cash and could result in inventory write-downs and write-offs. We have limited capability to reduce ongoing production once wafer fabrication has commenced. Further, as we introduce product enhancements and new products, and improve our manufacturing processes, demand for our existing products decreases. Conversely, if demand exceeds our expectations, Taiwan Semiconductor Manufacturing Company, or TSMC, or Fujitsu Microelectronics might not be able to fabricate wafers as quickly as we need them. Also, Advanced Semiconductor Engineering, or ASE, might not be able to increase assembly functions in a timely manner. In that event, we would need to increase production and assembly rapidly or find, qualify and begin production and assembly at additional manufacturers or providers of assembly and test services, which may not be possible within a time frame acceptable to our customers. The inability of our product manufacturer or ASE to increase production rapidly enough could cause us to fail to meet customer demand. In addition, rapid increases in production levels to meet unanticipated demand could result in higher costs for manufacturing and other expenses. These higher costs could lower our gross margins.

We currently derive a substantial portion of our revenue from a small number of customers, and our revenue would decline significantly if any major customer were to cancel, reduce or delay a purchase of our products.

      Sales to three customers in the aggregate accounted for 64% of net product revenue in the first nine months of 2003. These customers are located in Asia, which subjects us to economic cycles in that area as well as the geographic areas in which they sell their products containing our microprocessors. We expect that a small number of customers and distributors will continue to account for a significant portion of our revenue. Our future success will depend upon the timing and size of future purchase orders, if any, from these customers and new customers and, in particular:

•	the success of our customers in marketing products that incorporate our products;

•	the product requirements of our customers; and

•	the financial and operational success of our customers.

      We expect that our sales to OEM customers will continue to be made on the basis of purchase orders rather than long-term commitments. In addition, customers can delay, modify or cancel orders without penalty. Many of our customers and potential customers are significantly larger than we are and have sufficient bargaining power to demand reduced prices and favorable nonstandard terms. The loss of any major customer, or the delay of significant orders from these customers, could reduce or delay our recognition of revenue.

      We have entered into distributor agreements and rely in part on distributors and stocking representatives for sales of our products in large territories, including Japan, Taiwan, Hong Kong, Europe, China, Korea and North America. These agreements do not contain minimum purchase commitments.

Additionally, we have entered into agreements with manufacturers’ representatives in North America and Europe. Any distributor, stocking representative or manufacturers’ representative that fails to emphasize sales of our products, chooses to emphasize alternative products or devices or to promote products of our competitors might not sell a significant amount or any of our products.

If our customers are not able to obtain the other components necessary to build their systems, sales of our products could be delayed or cancelled.

      Suppliers of other components incorporated into our customers’ systems may experience shortages, which could reduce the demand for our products. For example, from time to time, the computer and semiconductor industries have experienced shortages of some materials and devices, such as memory components, displays, and storage devices. Our customers could defer or cancel purchases of our products if they are not able to obtain the other components necessary to build their systems.

We rely on an independent foundry that has no obligation to provide us with fixed pricing or production capacity for the fabrication of our wafers, and our business will suffer if we are unable to obtain sufficient production capacity on favorable terms.

      We do not have our own manufacturing facilities and, therefore, must rely on third parties to manufacture our products. We currently rely on TSMC in Taiwan to fabricate the wafers for all of our current products and intend to rely on Fujitsu Microelectronics in Japan to manufacture our initial 90 nanometer Efficeon TM8000 products. As is common in the industry, we do not have a manufacturing contract with TSMC that guarantees any particular production capacity or any particular price, and although we have not yet entered into a definitive manufacturing agreement with Fujitsu Microelectronics, we cannot be assured that we will have any guaranteed production capacity with Fujitsu Microelectronics. The Fujitsu Microelectronics 90 nanometer foundry has relatively limited capacity and we cannot be sure that sufficient capacity will be available at that foundry to enable us to manufacture our initial 90 nanometer Efficeon TM8000 products in the quantities that we would desire if these products were to achieve rapid market acceptance.

      These foundries may allocate capacity to other companies’ products while reducing the capacity available to us on short notice. Foundry customers that are larger than we and have greater economic resources, that have long-term agreements with these foundries or that purchase in significantly larger volumes than we may cause these foundries to reallocate capacity to them, decreasing the capacity available to us. In addition, these foundries could, with little or no notice, refuse to continue to fabricate all or some of the wafers that we require. If these foundries were to stop manufacturing for us, we would likely be unable to replace the lost capacity in a timely manner. Transferring to another manufacturer would require a significant amount of time and money. As a result, we could lose potential sales and fail to meet existing obligations to our customers. These foundries could also, with little or no notice, change the terms under which they manufacture for us, which could cause our manufacturing costs to increase substantially.

Our reliance on TSMC and, in the future, Fujitsu Microelectronics to fabricate our wafers limits our ability to control the production, supply and delivery of our products.

      Our reliance on third-party manufacturers exposes us to a number of risks outside our control, including the following:

•	unpredictability of manufacturing yields and production costs;

•	interruptions in shipments;

•	inability to control quality of finished products;

•	inability to control product delivery schedules;

•	potential lack of access to key fabrication process technologies; and

•	potentially greater exposure to misappropriation of our intellectual property.

We depend on ASE to provide assembly and test services. If ASE were to cease providing services to us in a timely manner and on acceptable terms, our business would suffer.

      We rely on ASE, which is located in Taiwan, for the majority of our assembly and test services. We do not have a contract with ASE for test and assembly services, and we typically procure these services from ASE on a per order basis. ASE could cease to perform all of the services that we require, or could change the terms upon which it performs services for us. If we were required to find and qualify alternative assembly or testing services, we could experience delays in product shipments, increased product costs or a decline in product quality. In addition, as a result of our reliance on ASE, we do not directly control our product delivery schedules. If ASE were not to provide high quality services in a timely manner, our costs could increase, we could experience delays in the delivery of our products and our product quality could suffer.

If our products are not compatible with industry standards, hardware that our customers design into their systems or that is used by end-users or software applications or operating systems for x86-compatible microprocessors, market acceptance of our products and our ability to maintain or increase our revenues would suffer.

      Our products are designed to function as components of a system. If our customers experience system-level incompatibilities between our products and the other components in their systems, we could be required to modify our products to overcome the incompatibilities or delay shipment of our products until the manufacturers of other components modify their products or until our customers select other components. These events would delay purchases of our products, cause orders for our products to be cancelled or result in product returns.

      In addition, to gain and maintain market acceptance, our microprocessors must not have significant incompatibilities with software for x86-compatible microprocessors, and in particular, the Windows operating systems, or hardware used by end-users. Software applications, games or operating systems with machine-specific routines programmed into them can result in specific incompatibilities. If a particular software application, game or operating system is programmed in a manner that makes it unable to respond correctly to our microprocessor, it will appear to users of that software that our microprocessor is not compatible with that software. Software or hardware incompatibilities that are significant or are perceived to be significant could hinder our products from achieving or maintaining market acceptance and impair our ability to increase our revenues.

      In an effort to test and ensure the compatibility of our products with hardware and software for x86-compatible microprocessors, we rely on the cooperation of third-party hardware and software companies, including manufacturers of graphics chips, motherboards, BIOS software and other components. All of these third-party designers and manufacturers produce chipsets, motherboards, BIOS software and other components to support each new generation of Intel’s microprocessors, and Intel has significant leverage over their business opportunities. If these third parties were to cease supporting our microprocessor products, our business would suffer.

Our products may have defects that could damage our reputation, decrease market acceptance of our products, cause us to lose customers and revenue and result in liability to us.

      Highly complex products such as our microprocessors may contain hardware or software defects or bugs for many reasons, including design issues or defective materials or manufacturing processes. Often, these defects and bugs are not detected until after the products have been shipped. If any of our products contains defects, or has reliability, quality or compatibility problems, our reputation might be damaged significantly and customers might be reluctant to buy our products, which could result in the loss of or failure to attract customers. In addition, these defects could interrupt or delay sales. We may have to invest significant capital and other resources to correct these problems. If any of these problems is not found until after we have commenced commercial production of a new product, we might incur substantial additional development costs. If we fail to provide solutions to the problems, such as software patches, we could also incur product recall, repair or replacement costs. These problems might also result in claims against us by our customers or others. In addition, these problems might divert our technical and other resources from other development efforts. Moreover, we would likely lose, or experience a delay in, market acceptance of the affected product or products, and we could lose credibility with our current and prospective customers. This is particularly significant as we are a new entrant to a market dominated by large well-established companies.

We are subject to general economic and market conditions.

      Our business is subject to the effects of general economic conditions in the United States and worldwide and, in particular, market conditions in the semiconductor and computer industries. In 2001, 2002 and through parts of 2003, our operating results were adversely affected by unfavorable global economic conditions and reduced information technology spending, particularly in Japan, where we currently generate a substantial portion of our revenue. These adverse conditions resulted in decreased demand for notebook computers and, as a result, our products, which are components of notebook computers. Further, demand for our products decreases as computer manufacturers seek to manage their component and finished product inventory levels. If the economic conditions in Japan and worldwide do not improve, or worsen, we may continue to experience material adverse effects on our business, operating results and financial condition.

The cyclical nature of the semiconductor industry could create fluctuations in our operating results.

      The semiconductor industry has historically been cyclical and characterized by wide fluctuations in product supply and demand. From time to time, the industry has also experienced significant downturns, often in connection with, or in anticipation of, maturing product cycles and declines in general economic conditions. Industry downturns have been characterized by diminished product demand, production overcapacity and accelerated decline in average selling prices, and in some cases have lasted for more than a year. The industry experienced a downturn of this type in 1997 and 1998, and began experiencing a downturn again in 2001. Our revenue has decreased, in part due to industry-wide downturns, and could decrease further. In addition, we may determine to lower our prices of our products to increase or maintain market share, which would likely harm our operating results.

If we do not keep pace with technological change, our products may not be competitive and our revenue and operating results may suffer.

      The semiconductor industry is characterized by rapid technological change, frequent new product introductions and enhancements, and ongoing customer demands for greater performance. In addition, the average selling price of any particular microprocessor product has historically decreased substantially over its life, and we expect that trend to continue. As a result, our products may not be competitive if we fail to introduce new products or product enhancements that meet evolving customer demands. It may be difficult or costly for us, or we may not be able, to enhance existing products to fully meet customer demands. For instance, in order to meet the demands of our customers for enhancement of our existing products, we may incur manufacturing or other costs that would harm our operating margins and financial condition. Further, we may not achieve further design wins with current customers unless we continue to meet their evolving needs by developing new products. The development of new products is complex, and we may not be able to complete development in a timely manner, or at all. To introduce and improve products on a timely basis, we must:

•	accurately define and design new products to meet market needs;

•	design features that continue to differentiate our products from those of our competitors;

•	transition our products to new manufacturing process technologies;

•	identify emerging technological trends in our target markets;

•	anticipate changes in end-user preferences with respect to our customers’ products;

•	bring products to market on a timely basis at competitive prices; and

•	respond effectively to technological changes or product announcements by others.

We believe that we will need to continue to enhance our products and develop new products to keep pace with competitive and technological developments and to achieve market acceptance for our products. We may incur significant research and development, manufacturing or other costs that would harm our operating margins and financial conditions, in our development efforts. These efforts may not result in enhanced products, or in additional product sales. Accordingly, these investments may not provide us with an acceptable return, or any return at all.

Advances in battery design, cooling systems and power management systems could adversely affect our ability to achieve widespread market acceptance for our products.

      We believe that our ability to achieve widespread market acceptance for our products will depend in large part on whether potential purchasers of our products believe that the low power usage of our products is a substantial benefit. Advances in battery technology, or energy technologies such as fuel cell technologies, that offer increased battery life and enhanced power capacity, as well as the development and introduction of more advanced cooling systems, may make microprocessor power consumption a less important factor to our customers and potential customers. These developments, or developments in power management systems by third parties, may adversely affect our ability to market and sell our products and increase our revenues.

Our products may infringe the intellectual property rights of others, which may cause us to become subject to expensive litigation, cause us to incur substantial damages, require us to pay significant license fees or prevent us from selling our products.

      Our industry is characterized by the existence of a large number of patents and frequent claims and related litigation regarding patent and other intellectual property rights. We cannot be certain that our products do not and will not infringe issued patents, patents that may be issued in the future, or other intellectual property rights of others. In addition, leading companies in the semiconductor industry have extensive intellectual property portfolios with respect to semiconductor technology. From time to time, third parties, including these leading companies, may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies and related methods that are important to us. We expect that we may become subject to infringement claims as the number of products and competitors in our target markets grows and the functionality of products overlaps. We have received, and may in the future receive, communications from third parties asserting patent or other intellectual property rights covering our products. Litigation may be necessary in the future to defend against claims of infringement or invalidity, to determine the validity and scope of the proprietary rights of others, to enforce our intellectual property rights, or to protect our trade secrets. We may also be subject to claims from customers for indemnification. Any resulting litigation, regardless of its resolution, could result in substantial costs and diversion of resources.

      If it were determined that our products infringe the intellectual property rights of others, we would need to obtain licenses from these parties or substantially reengineer our products in order to avoid infringement. We might not be able to obtain the necessary licenses on acceptable terms, or at all, or to reengineer our products successfully. Moreover, if we are sued for infringement and lose the suit, we could be required to pay substantial damages or be enjoined from licensing or using the infringing products or technology. Any of the foregoing could cause us to incur significant costs and prevent us from selling our products.

If we are unable to protect our proprietary rights adequately, our competitors might gain access to our technology and we might not compete successfully in our markets.

      We believe that our success will depend in part upon our proprietary technology. We rely on a combination of patents, copyrights, trademarks, trade secret laws and contractual obligations with employees and third parties to protect our proprietary rights. These legal protections provide only limited protection and may be time consuming and expensive to obtain and enforce. If we fail to protect our proprietary rights adequately, our competitors might gain access to our technology. As a result, our competitors might offer similar products and we might not be able to compete successfully in our market. Moreover, despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our products and obtain and use information that we regard as proprietary. Also, our competitors may independently develop similar, but not infringing, technology, duplicate our products, or design around our patents or our other intellectual property. In addition, other parties may breach confidentiality agreements or other protective contracts with us, and we may not be able to enforce our rights in the event of these breaches. Furthermore, we expect that we will increase our international operations in the future, and the laws of many foreign countries do not protect our intellectual property rights to the same extent as the laws of the United States. We may be required to spend significant resources to monitor and protect our intellectual property rights.

      Our pending patent and trademark applications may not be approved. Our patents, including any patents that may result from our patent applications, may not provide us with any competitive advantage or may be challenged by third parties. If challenged, our patents might not be upheld or their claims could be narrowed. We may initiate claims or litigation against third parties based on our proprietary rights. Any litigation surrounding our rights could force us to divert important financial and other resources from our business operations.

We might not experience growth in our licensing revenues.

      Although licensing revenue for the nine months ended September 30, 2003 was $850,000, the corresponding period in 2002 did not include any licensing revenue, and we may not recognize significant licensing revenue in the future. License transactions often have a long sales cycle and can result in additional liability, such as indemnification obligations. In addition, the amount of revenue we recognize under some of our license transactions can depend significantly upon product sales by the licensees, over which we will have no control. While we anticipate that we will continue to license our technology to licensees, we cannot predict the timing or the extent of any future licensing revenue, and recent levels of license revenues may not be indicative of future periods.

We might not be able to execute on our business plan if we lose key management or technical personnel, on whose knowledge, leadership and technical expertise we rely.

      Our success depends heavily upon the contributions of our key management and technical personnel, whose knowledge, leadership and technical expertise would be difficult to replace. Many of these individuals have been with us for several years and have developed specialized knowledge and skills relating to our technology and business. Others have joined us in senior management roles only recently. In March 2003, Arthur L. Swift joined us as senior vice president of marketing. All of our executive officers and key personnel are employees at will. We have no employment contracts and do not maintain key person insurance on any of our personnel. We might not be able to execute on our business plan if we were to lose the services of any of our key personnel. If any of these individuals were to leave our company unexpectedly, we could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any such successor develops the necessary training and experience.

We will not be able to grow our business if we are unable to hire, train and retain sales, marketing, operations, engineering and finance personnel.

      To grow our business successfully and maintain a high level of quality, we will need to recruit, train, retain and motivate highly skilled sales, marketing, engineering and finance personnel. We will need to develop our sales and marketing organizations in order to increase market awareness of our products and to increase revenue. In addition, as a company focused on the development of complex products, we will need to hire skilled engineering staff of various experience levels in order to meet our product roadmap. We may not be able to hire on a timely basis a sufficient number of skilled employees, which could lead to delays in product deliveries or the development of new products. Competition for skilled employees, particularly in the San Francisco Bay Area, is intense. We may have difficulty recruiting potential employees and retaining our key personnel if prospective or current employees perceive the equity component of our compensation package to be less valuable than that of other employers.

The evolution of our business could place significant strain on our management systems, infrastructure and other resources, and our business may not succeed if we fail to manage it effectively.

      Our ability to implement our business plan in a rapidly evolving market requires effective planning and management process. Changes in our business plans could place significant strain on our management systems, infrastructure and other resources. In addition, we expect that we will continue to improve our financial and managerial controls and procedures. We will also need to expand, train and manage our workforce worldwide. Furthermore, we expect that we will be required to manage an increasing number of relationships with suppliers, manufacturers, customers and other third parties. If we fail to manage change effectively, our employee-related costs and employee turnover could increase and our business may not succeed.

We have significant international operations and plan to expand our international operations, which exposes us to risk and uncertainties.

      We believe that we must expand our international sales and distribution operations to be successful. We have sold, and in the future we expect to sell, most of our products to customers in Asia. In addition, TSMC and ASE are located in Taiwan, and the Fujitsu Microelectronics foundry we intend to use for our initial 90 nanometer product is located in Japan. As part of our international expansion, we have personnel in Taiwan, Japan and Europe who provide sales and customer support. We have appointed distributors, stocking representatives and manufacturers’ representatives to sell products in Japan, Taiwan, Hong Kong, Europe, China, Korea and North America. In addition, we generally ship our products from a third-party warehouse facility located in Hong Kong. In attempting to conduct and expand business internationally, we are exposed to various risks that could adversely affect our international operations and, consequently, our operating results, including:

•	difficulties and costs of staffing and managing international operations;

•	fluctuations in currency exchange rates;

•	unexpected changes in regulatory requirements, including imposition of currency exchange controls;

•	longer accounts receivable collection cycles;

•	import or export licensing requirements;

•	problems in the timeliness or quality of product deliveries;

•	potentially adverse tax consequences;

•	major health concerns, such as SARS;

•	political and economic instability, for example as a result of tensions between Taiwan and the People’s Republic of China; and

•	potentially reduced protection for intellectual property rights.

Our operating results are difficult to predict and fluctuate significantly. A failure to meet the expectations of securities analysts or investors could result in a substantial decline in our stock price.

      Our operating results fluctuate significantly from quarter to quarter, and we expect that our operating results will fluctuate significantly in the future as a result of one or more of the risks described in this section or as a result of numerous other factors. You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. Our stock price has declined substantially since our stock began trading publicly. If our future operating results fail to meet or exceed the expectations of securities analysts or investors, our stock price would likely decline further in the future.

      A large portion of our expenses, including rent and salaries, is fixed and difficult to reduce. Our expenses are based in part on expectations for our revenue. If our revenue does not meet our expectations, the adverse effect of the revenue shortfall upon our operating results may be acute in light of the fixed nature of our expenses. We often make many shipments of our products at or near the end of the fiscal quarter, which makes it difficult to estimate or adjust our operating activities quickly in response to a shortfall in expected revenue.

The price of our common stock has been volatile and is subject to wide fluctuations.

      The market price of our common stock has been volatile and is likely to remain to be subject to wide fluctuations in the future. Many factors could cause the market price of our common stock to fluctuate, including:

•	variations in our quarterly results;

•	market conditions in our industry, the industries of our customers and the economy as a whole;

•	announcements of technological innovations by us or by our competitors;

•	introductions of new products or new pricing policies by us or by our competitors;

•	acquisitions or strategic alliances by us or by our competitors;

•	recruitment or departure of key personnel;

•	the gain or loss of significant orders;

•	the gain or loss of significant customers; and

•	changes in the estimates of our operating performance or changes in recommendations by securities analysts.

      In addition, the stock market generally and the market for semiconductor and other technology-related stocks in particular experienced a decline during 2000, 2001 and through 2002, and could decline further, which could cause the market price of our common stock to fall for reasons not necessarily related to our business, results of operations or financial condition. The market price of our stock also might decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. Accordingly, you may not be able to resell your shares of common stock at or above the price you paid. Securities litigation is often brought against a company following a period of volatility in the market price of its securities, and we have been subject to such litigation in the past. Any such lawsuits in the future will divert management’s attention and resources from other matters, which could also adversely affect our business and the price of our stock.

Our California facilities and the facilities of third parties upon which we rely to provide us critical services are located in regions that are subject to earthquakes and other natural disasters.

      Our California facilities, including our principal executive offices, are located near major earthquake fault lines. If there is a major earthquake or any other natural disaster in a region where one of our facilities is located, our business could be materially and adversely affected. In addition, TSMC, upon which we currently rely to fabricate our wafers, and ASE, upon which we currently rely for the majority of our assembly and test services, are located in Taiwan. Fujitsu Microelectronics, which we expect will fabricate a significant amount of our wafers in the future, is located in Japan. Taiwan and Japan have experienced significant earthquakes and could be subject to additional earthquakes in the future. Any earthquake or other natural disaster in these areas could materially disrupt our manufacturer’s production capabilities and ASE’s assembly and test capabilities and could result in our experiencing a significant delay in delivery, or substantial shortage, of wafers and possibly in higher wafer prices.

Our certificate of incorporation and bylaws, stockholder rights plan and Delaware law contain provisions that could discourage or prevent a takeover, even if an acquisition would be beneficial to our stockholders.

      Provisions of our certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

•	establishing a classified board of directors so that not all members of our board may be elected at one time;

•	providing that directors may be removed only “for cause” and only with the vote of 66 2/3% of our outstanding shares;

•	requiring super-majority voting to amend some provisions in our certificate of incorporation and bylaws;

•	authorizing the issuance of “blank check” preferred stock that our board could issue to increase the number of outstanding shares and to discourage a takeover attempt;

•	limiting the ability of our stockholders to call special meetings of stockholders;

•	prohibiting stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders; and

•	establishing advance notice requirements for nominations for election to our board or for proposing matters that can be acted upon by stockholders at stockholder meetings.

      In addition, the stockholder rights plan, which we implemented in 2002, and Section 203 of the Delaware General Corporation Law may discourage, delay or prevent a change in control.

Recently enacted and proposed changes in securities laws and regulations are likely to increase our costs.

      The Sarbanes-Oxley Act of 2002 requires changes in some of our corporate governance, public disclosure and compliance practices. The Act also requires the SEC to promulgate new rules on a variety of subjects. In addition to final rules and rule proposals already made by the SEC, the National Association of Securities Dealers has adopted revisions to its requirements for companies, such as us, that are listed on the Nasdaq National Market. We expect these developments to increase our legal and financial compliance costs, and to make some activities, such as SEC reporting requirements, more difficult. Additionally, we expect these developments to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These developments could make it more difficult for us to attract qualified executive officers and attract and retain qualified members of our board of directors, particularly to serve on our audit committee. We are presently evaluating and monitoring regulatory developments and cannot estimate the timing or magnitude of additional costs we may incur as a result.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

      From our inception in March 1995 through January 2000, we were engaged primarily in research and development. In 1999, we began focusing on achieving design wins with original equipment manufacturers, or OEMs, in addition to our ongoing development activities. In January 2000, we introduced our Crusoe family of microprocessors and subsequently began to recognize product revenue from sales of microprocessor products, prototypes and development systems. In October 2003, we introduced the Efficeon TM8000 family of microprocessors, which is our next family of x86-compatible processors. We expect to be dependent on sales of our current and successive families of microprocessors for the foreseeable future.

      We sell our products directly to OEMs and, to a lesser extent, through distributors, stocking representatives and manufacturers’ representatives. We have added manufacturers’ representatives and distributors in Europe and manufacturers’ representatives in North America. Etron Corporation Ltd. is our manufacturers’ representative for Korea. Uniquest, Siltrontech Electronics and Edom Technology are our primary distributors in Hong Kong and Taiwan, and All American Semiconductor is our exclusive distributor in North America. Inno Micro Corporation and Shinden Hightex Corporation have been added as distributors for Japan. Our distributors have provisions in their agreements specifying inventory levels, price protection policies and rights of return policies for non end-of-life products. As needed, we will continue to add representation to our current sales and distribution network.

      In the first nine months of fiscal year 2003, sales to three customers accounted for 23%, 23% and 18%, respectively, of our net revenue. For the same period in the prior year, sales to two customers accounted for 41% and 30%, respectively, of our net revenue. Five customers accounted for 91% of our accounts receivable balance as of September 30, 2003. In the fiscal year ended December 31, 2002, two customers accounted for 37% and 26%, respectively, of our net revenue and three customers accounted for 78% of our accounts receivable balance as of December 31, 2002. In the fiscal year ended December 31, 2001, four customers accounted for 30%, 18%, 12% and 11%, respectively, of our net revenue and four customers accounted for 92% of our accounts receivable balance as of December 31, 2001.

      All of our product sales to date have been denominated in U.S. dollars and we expect that most of our sales in the future will be denominated in U.S. dollars. We have not engaged in any foreign currency hedging activities, although we may do so in the future. Our product sales in the first nine months of fiscal year 2003 and in 2002 were primarily made to the thin and light notebook market. If our products fail to achieve widespread market acceptance, we may not achieve revenue sufficient to sustain our business.

      We previously recorded deferred stock compensation representing the difference between the deemed fair value of our common stock at the date of grant for accounting purposes and the exercise price of these options. Deferred stock compensation is presented as a reduction of stockholders’ equity and is amortized on an accelerated method. As of September 30, 2003, approximately $1.0 million was recorded on our balance sheet, which will be amortized through 2004.

Critical Accounting Policies

      The process of preparing financial statements requires the use of estimates on the part of our management. The estimates used by management are based on our historical experiences combined with management’s understanding of current facts and circumstances. Certain of our accounting policies are considered critical as they are both important to the portrayal of our financial condition and results and require significant or complex judgments on the part of management. For a description of what we believe to be our most critical accounting policies and estimates, refer to our Annual Report on Form 10-K for the year ended December 31, 2002 filed with the SEC on March 27, 2003. There have been no changes in any of our critical accounting policies since December 31, 2002.

Description of Operating Accounts

      Net Revenue. Net revenue currently consists primarily from product sales, net of returns and allowances and, to a lesser extent, from licensing our technology.

      Gross Margin. Cost of revenue consists primarily of the costs of manufacturing, assembly and testing of our silicon chips, and compensation and associated costs related to manufacturing support, logistics and quality assurance personnel. On occasion, cost of revenue may additionally include a component for adjustments to the valuation of certain inventories based on lower demand and average selling prices expected in future periods. Gross margin is the percentage derived from dividing gross profit by revenue. Our gross margin each quarter is affected by a number of factors, including competitive pricing, mix, foundry pricing, yields, production flow costs and speed distribution of our products.

      Research and Development. Research and development expenses consist primarily of salaries and related overhead costs associated with employees engaged in research, design and development activities, as well as the cost of masks, wafers and other materials and related test services and equipment used in the development process.

      Purchased In-Process Research and Development. Purchased in-process research and development resulted from our licensing of certain computing technologies and intellectual property from Advanced Micro Devices, or AMD, in April 2001.

      Selling, General & Administrative. Selling, general and administrative expenses consist of salaries and related overhead costs for sales, marketing and administrative personnel and legal and accounting services.

      Restructuring Charges. Restructuring charges resulted from our decision to cease development and productization of the TM6000 microprocessor. The restructuring charges consisted primarily of lease costs, employee severance and termination costs, equipment write-offs and other costs.

      Amortization of Deferred Charges, Patents and Patent Rights. These charges primarily relate to various patents and patent rights acquired from Seiko Epson and others during fiscal 2001.

      Impairment Write-off of Deferred Charges. These deferred charges were recorded in fiscal 2001 after the emergence of indicators of impairment related to technology license agreements with IBM and Toshiba prompted an assessment of the carrying value of these deferred charges. This led to a write-off of the entire carrying value of these deferred charges.

      Stock Compensation. There were two components to stock compensation expense during these periods. The first component is the amortization of deferred stock compensation associated with options granted prior to November 2000, net of cancellations. The second component is the application of variable accounting for certain stock option grants. During the fourth quarter of fiscal 2001, we did not enforce the recourse provisions of certain employee notes associated with option exercises. Therefore, we account for all other outstanding notes as if they had terms equivalent to non-recourse notes, even though the terms of these notes were not in fact changed from recourse to non-recourse. As a result, we have and will continue to record adjustments related to variable stock option accounting on the associated stock awards until the notes are paid. This variable stock compensation charge is based on the excess, if any, of the current market price of our stock as of the period-end over the purchase price of the stock award, adjusted for vesting and prior stock compensation expense recognized on the stock award.

      Interest and Other Income and Interest Expense. Interest and other income consists of the interest income on our average cash balances over a given period of time. Interest expense is primarily based on the accretion of long-term property lease obligations related to office space that was vacated as part of our 2002 restructuring.

Results of Operations

Comparison of Nine Months Ended September 30, 2003 and Nine Months Ended September 30, 2002

      Net Revenue. Net revenue was $13.8 million for the nine months ended September 30, 2003 compared to $18.1 million for the nine months ended September 30, 2002, representing a decrease of $4.3 million, or 23.8%. This decline can be attributed to a decrease in average selling prices of 39.2% for the nine months ended September 30, 2003 from the same period in the prior year, excluding the effects of a one-time sale of previously written down inventory in the third quarter of fiscal 2002. For the nine months ended September 30, 2003, our unit shipments increased 22.1% as we increased sales into the tablet PC market, and as we expanded our international sales into Europe and China. Pricing pressure on the TM5800 has increased and may continue to increase as the product has matured and as the processor transitions into geographies and market segments that traditionally demand lower average selling prices. We will continue to manufacture the TM5800 as we plan to sell the processor into market segments such as the embedded and ultra personal computer markets, from which we expect the processor to derive the majority of its future revenue. We expect to experience higher average selling prices as we shift our product mix to our next family of microprocessors, the Efficeon TM8000.

      We currently derive our product revenue primarily from microprocessors used in mobile computing devices and, to a lesser extent, embedded processor applications. Net revenue recognized in the nine month period ended September 30, 2003 also included license revenue, which was earned in connection with a technology license agreement executed during the first half of the year. This licensing revenue was $850,000 for the nine month period ended September 30, 2003. The remaining $100,000 of license revenue from this agreement is expected to be recognized in the fourth quarter of fiscal 2003. The corresponding period in fiscal 2002 did not include any license revenues.

      Gross Margin. Gross margin was 9.0% for the nine months ended September 30, 2003 compared to 31.3% for the nine months ended September 30, 2002, representing a decrease of 22.3 percentage points. For the nine months ended September 30, 2003, average selling prices decreased 39.2% from the same period in the prior year. The lower average selling prices resulted from pricing pressures on our TM5800 product as it has nearly reached the end of its cycle in the notebook computing segment this year. One factor offsetting the decline in gross margin was the lower average costs of products sold, which decreased 16.8% for the nine months ended September 30, 2003 from the same period in the prior year. Another factor offsetting the general decrease in gross margin was the 100% margin recognized on licensing revenues of $850,000 for the nine months ended September 30, 2003, for which we did not have any licensing revenue in the nine months ended September 30, 2002. Additionally, we recorded a benefit of $1.2 million for the nine months ended September 30, 2002 related to the reversal of previously accrued inventory-related purchase commitments due to favorable settlements of such purchase commitments, as well as a benefit of $0.7 million related to the sale of inventory for which the value had been written down in previous periods.

      During both nine month periods, our gross margin was adversely affected by adjustments to our inventory valuation in response to lower demand and lower average selling prices expected in future periods for some of our products. For the nine months ended September 30, 2003, these adjustments totaled $1.1 million, compared to $2.6 million for the same period in the prior year. The adjustments resulted in writing down these materials to a lower of cost or market value of $4.7 million as of September 30, 2003. Accordingly, gross margin may benefit from future sales of these parts to the extent that the associated revenue exceeds their currently adjusted values. Gross margin was also adversely affected during both nine month periods by unabsorbed overhead costs as our production-related infrastructure exceeded our needs. For the nine months ended September 30, 2003, these costs were $1.6 million, compared to $1.3 million for the same period in the prior year. As we shift our product mix to the new Efficeon TM8000 processor, we expect overall gross margins to benefit from increased utilization of our manufacturing overhead.

      Research and Development. Research and development was $37.1 million for the nine months ended September 30, 2003 compared to $51.0 million for the nine months ended September 30, 2002, representing a decrease of $13.9 million, or 27.3%. The majority of the decrease for the nine month period can be attributed to our workforce reduction in the third quarter of fiscal 2002, which resulted in lower compensation and benefit costs, consultant fees, recruiting costs and certain equipment-related expenses. We also recognized in the second quarter of 2002 a charge of $1.6 million for engineering related silicon and mask sets for products for which the Company ceased development. The majority of research and development spending for the nine months ended September 30, 2003 was for our next family of microprocessors, the Efficeon TM8000. We additionally devoted research and development resources towards our recently announced LongRun2 power management technology. The remaining portion was used for sustaining engineering efforts on our TM5800 microprocessor.

      Selling, General and Administrative. Selling, general and administrative was $19.0 million for the nine months ended September 30, 2003 compared to $22.9 million for the nine months ended September 30, 2002, representing a decrease of $3.9 million, or 17.0%. The majority of this decrease is due to lower compensation and benefit costs, consultant fees and recruiting costs related to our reduction in workforce in the third quarter of fiscal 2002. As a result of our 2002 restructuring charge, for the nine months ended September 30, 2003 we also recorded lower facilities-related charges, including rent and building maintenance costs. During the nine months ended September 30, 2003, we had lower travel and conference related costs as we implemented a restricted travel policy within that period in response to the outbreak of SARS in the Asia-Pacific region. As the restricted travel policy has now been lifted, we expect travel costs to return to historic levels. These decreases were partly offset by increases in other areas, including higher corporate insurance costs and expenditures for patent protection of our inventions.

      Restructuring Charges. In the nine months ended September 30, 2002, we recorded restructuring charges of $14.7 million as a result of our decision to cease development and productization of the TM6000 microprocessor. The restructuring charges consisted primarily of lease costs, as we identified a number of leased facilities and leased equipment that were no longer required. In addition, we also recorded restructuring charges related to employee severance and termination costs, equipment write-offs and other costs. Other than future lease payments for our vacated facilities, the majority of our restructuring activities were completed in 2002. We evaluated the restructuring reserve balance as of September 30, 2003 and determined that no adjustments were needed. We will continue to evaluate the adequacy of this reserve balance each quarter, and may be required to make adjustments in future periods. In particular, in establishing the component of the restructuring charges consisting of lease costs, we assumed that portions of our vacated facilities would be subleased at specified rental rates and within specified time periods. To date we have subleased only a portion of our vacated office space. As we evaluate the adequacy of the component of our restructuring reserve that relates to our vacated facilities, we may determine that we need to adjust our assumptions, which would result in an additional charge. The amount of such charges will depend on our evaluation of the prospects for subleasing the vacated space over the remaining term of our lease.

      Amortization of Deferred Charges, Patents and Patent Rights. Amortization of deferred charges, patents and patent rights was $7.9 million for the nine months ended September 30, 2003 compared to $8.5 million for the nine months ended September 30, 2002, representing a decrease of $0.6 million, or 7.1%. This decrease can be attributed to a reduction in amounts due under our technology license agreement with IBM, as amended.

      Stock Compensation. Stock compensation was $3.8 million for the nine months ended September 30, 2003 compared to $0.6 million for the nine months ended September 30, 2002, representing an increase of $3.2 million. The two components of stock compensation are the amortization of deferred stock compensation and variable stock compensation. Net amortization of deferred stock compensation for the nine months ended September 30, 2003 was $1.5 million compared to $2.6 million for the nine months ended September 30, 2002. This decrease is primarily a result of amortizing the deferred charge on an accelerated method in accordance with our accounting policy, as well as a decrease in the number of outstanding options affecting the compensation charge as a result of cancellations in connection with our reduction in workforce in the third quarter of fiscal 2002. For the nine months ended September 30, 2003 variable stock compensation was $2.3 million, compared to a credit of $2.0 million for the same period last year. This charge is based on the excess, if any, of the current market price of our stock as of the period-

end over the purchase price of the stock award, adjusted for vesting and prior stock compensation expense recognized on the stock award.

      Interest and Other Income and Interest Expense. Interest and other income for the nine months ended September 30, 2003 was $1.2 million compared to $4.4 million for the nine months ended September 30, 2002, representing a decrease of $3.2 million, or 72.7%. This decrease was due to lower average invested cash balances during fiscal 2003 as we continue to use cash to fund operations, as well as a decrease in interest rates earned on investments during the period. As we continue to use cash to fund operations, our investment balances will decrease and as a result our interest income is expected to decrease over time. Interest expense for the nine months ended September 30, 2003 was $0.4 million compared to $0.6 million for the nine months ended September 30, 2002, representing a decrease of $0.2 million, or 33.3%. This decrease was primarily the result of lower average debt balances due to several lease-financing arrangements expiring during 2002.

Comparison of Year Ended December 31, 2002 and Year Ended December 31, 2001

      Net Product Revenue. Net product revenue for fiscal 2002 was $24.2 million compared to $35.6 million for fiscal 2001, representing a decrease of $11.4 million, or 32.0%. This decrease was due to several factors, including production difficulties at the beginning of fiscal 2002, decreases in average selling prices during fiscal 2002, as well as unfavorable global economic conditions and reduced information technology spending, particularly in Japan. During fiscal 2002 and 2001, demand for our products continued to depend primarily on sales by our OEM customers of notebook computers that incorporate our products. We did not have any licensing revenue in fiscal 2002 or 2001.

      Gross Margin. Gross margin was 29.4% for fiscal 2002 compared to negative 36.8% for fiscal 2001. Gross margin for fiscal 2001 included an inventory charge of $28.1 million to cost of revenue in the second quarter primarily related to the write-off of excess inventory. In fiscal 2002 and 2001, we recognized a benefit of $0.7 million and $1.7 million, respectively, related to the sale of previously written-off inventory. In fiscal 2002 and 2001, we recognized 100% gross profit of $1.2 million and $0.8 million, respectively, related to the reversal of previously accrued inventory related purchase commitments due to favorable settlements of such purchase commitments.

      Research and Development. Research and development was $63.6 million in fiscal 2002 compared to $67.6 million in fiscal 2001, representing a decrease of $4.0 million, or 5.9%. This decrease was primarily due to lower employee compensation and benefit costs and consultant fees related to our reduction in workforce in the third quarter of fiscal 2002. Additionally, depreciation expense decreased in fiscal 2002 as a result of the write-off of certain fixed assets related to our restructuring activities in the second quarter of fiscal 2002. These decreases were partially offset by an increase in prototype expenditures related to updates of our existing microprocessors, as well as our next family of microprocessors.

      Purchased In-Process Research and Development. Purchased in-process research and development was $13.6 million in fiscal 2001. We did not have a similar expense in fiscal 2002. In April 2001, we licensed certain computing technologies and intellectual property from AMD, including AMD’s HyperTransport interconnect technology for our future products and technology initiatives. As initial consideration for the patents and patent rights licensed under the agreement, we issued 1,000,000 unregistered shares of our common stock valued at $15.0 million based upon the average closing price of our stock prior to issuance. For accounting purposes, however, the value of the shares was determined using the closing price of the stock at the date of issuance, or $13.60, resulting in a recorded value of $13.6 million. The entire $13.6 million was expensed as purchased in-process research and development during the second quarter of 2001 because the HyperTransport technology is designed for use in products that had been in research and development at that time.

      Selling, General and Administrative. Selling, general and administrative was $29.9 million in fiscal 2002 compared to $35.5 million in fiscal 2001, representing a decrease of $5.6 million, or 15.8%. This decrease was primarily due to lower employee compensation and benefit costs and consultant fees related to our reduction in workforce in the third quarter of fiscal 2002. Additionally, our efforts to reduce overall operating expenses resulted in decreases in travel, trade show and advertising costs during the third and fourth quarters of fiscal 2002. These decreases were partially offset by increases in insurance renewal premiums for our various corporate insurance policies.

      Restructuring Charges. We recorded restructuring charges of $14.7 million during fiscal 2002. We did not record a restructuring charge in fiscal 2001. We recorded charges of $10.6 million in the second quarter of fiscal 2002 consisting primarily of lease costs, equipment write-offs and other costs as we identified a number of leased facilities and leased equipment that were no longer required. We recorded severance and termination charges of $4.1 million in the third quarter of fiscal 2002 related to the reduction in workforce. Approximately 195 employees and contractors were notified and immediately terminated on July 18, 2002. Other than future lease payments for our vacated facilities, the majority of our restructuring activities have been completed.

      Amortization of Deferred Charges, Patents and Patent Rights. We recorded amortization of deferred charges, patents and patent rights of $11.4 million in fiscal 2002 compared to $17.6 million in fiscal 2001, representing a decrease of $6.2 million, or 35.2%. Amortization of deferred charges, patents and patent rights relate to various patents and patent rights acquired from Seiko Epson and others during fiscal 2001. Amortization charges for fiscal 2001 also include charges related to our IBM and Toshiba technology license agreements, as amended, which were originally entered into during fiscal 1997 and 1998, respectively. The decrease was due to the impairment charge recorded during the fourth quarter of fiscal 2001 to adjust the IBM and Toshiba license agreements to their respective fair values, resulting in no additional amortization expenses being recorded in fiscal 2002 related to these deferred charges.

      Impairment Write-off of Deferred Charges. Impairment write-off of deferred charges was $16.6 million in fiscal 2001. We did not have an impairment write-off of deferred charges in fiscal 2002. Deferred charges related to IBM and Toshiba technology license agreements were being amortized on a straight-line basis through December 2003, which was the remaining license term during which the reacquired rights were originally in effect. During the fourth quarter of 2001, due to the emergence of indicators of impairment, we performed an assessment of the carrying value our long-lived assets to be held and used. The assessment was performed in connection with our internal policies and pursuant to SFAS 121 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of” because of the significant negative industry and economic trends affecting both our current operations and expected future operating cash flows. The conclusion of that assessment was that the anticipated future undiscounted cash flows was less than the carrying value for all long-lived assets, including the deferred charges. As a result, during the fourth quarter of 2001, we recorded a charge of $16.6 million to reduce the carrying amount of the deferred charges under license agreements based on the amount by which the carrying amount of these assets exceeded their fair value. Although these assets were impaired and written off, the associated remaining payments due to IBM of $23.0 million are still required and will continue to accrete interest until the final payment is made.

      Stock Compensation. Stock compensation was $1.8 million for fiscal 2002 compared to $21.0 million for fiscal 2001, representing a decrease of $19.2 million, or 91.4%. Amortization of deferred stock compensation associated with options granted prior to November 2000, net of cancellation, was $3.6 million in fiscal 2002, compared to $16.8 million in 2001. The decrease is primarily a result of amortizing the deferred charge on an accelerated graded method, as well as a credit recorded to stock compensation expense of $1.7 million in the third quarter of fiscal 2002 related to our workforce reduction. The total credit to deferred compensation expense for cancellations was $3.4 million and $3.1 million for fiscal 2002 and 2001, respectively. In connection with stock options grants through November 2000, we expect to record $1.9 million in 2003 and $0.4 million in 2004.

      We apply variable accounting for certain stock option grants, which is included in stock compensation, because during the fourth quarter of fiscal 2001, we did not enforce the recourse provisions of certain employee notes associated with option exercises. Therefore, we account for all outstanding notes as if they had terms equivalent to non-recourse notes, even though the terms of these notes were not in fact changed from recourse to non-recourse. As a result, we have and will continue to record variable stock compensation expense on the associated stock awards until the notes are paid. This variable stock compensation charge is based on the excess, if any, of the current market price of our stock as of period-end over the purchase price of the stock award, adjusted for vesting and prior stock compensation expense recognized on the stock award. Stock compensation for fiscal 2002 included a credit of $1.8 million recorded to stock compensation expense due to a lower market price of our stock at the end of fiscal 2002 compared to the end of fiscal 2001. Stock compensation expense in fiscal 2001 included $2.5 million in variable stock compensation and $1.7 million in forgiveness of interest related to officer resignations.

      Interest and Other Income and Interest Expense. Interest and other income was $5.0 million in fiscal 2002 compared to $14.7 million in fiscal 2001, representing a decrease of $9.7 million, or 66.0%. This decrease was due to a decrease in the average invested cash balances during 2002 as we continue to use cash to fund operations, as well as a significant decrease in interest rates earned on investments during the period. As we continue to use cash to fund operations, our investment balances will decrease and as a result our interest income is expected to decrease over time. Interest expense was $0.6 million in fiscal 2002 compared to $1.1 million in fiscal 2001, representing a decrease of $0.5 million, or 45.5%. This decrease was the result of lower average debt balances due to several lease-financing arrangements expiring during 2002.

Comparison of Year Ended December 31, 2001 and Year Ended December 31, 2000

      Net Product Revenue. Net product revenue for fiscal 2001 was $35.6 million, compared to $16.2 million in fiscal 2000, representing an increase of $19.4 million, or 119.8%. This increase was the result of a full year of volume shipments of products during 2001 compared to volume shipments in the last two quarters of fiscal 2000.

      Gross Margin. Gross margin was negative 36.8% for fiscal 2001 compared to positive 41.5% in fiscal 2000. Gross margin for fiscal 2001 included an inventory charge of $28.1 million to cost of revenue in the second quarter of fiscal 2001 primarily related to the write-off of excess inventory. Inventory purchases and commitments are based upon product demand forecasts. We built inventory levels for certain components with long lead times and entered into commitments for certain components. Due to a sudden and significant decrease in demand for our products in fiscal 2001, inventory levels and purchase commitments exceeded our estimated requirements based on demand forecasts. We believe the decrease in demand was primarily due to unfavorable economic conditions and reduced information technology spending, particularly in Japan. The inventory charge was calculated based on inventory levels in excess of forecasted demand for each specific product. Subsequently, we recognized a benefit of $1.7 million in fiscal 2001 related to the sale of previously written-off inventory and $0.8 million related to the reversal of previously accrued inventory related purchase commitments due to favorable settlements of such purchase commitments. During each of the third, and particularly the fourth quarters of 2001, our gross margin also decreased due in part to lower than expected product revenue, which did not allow for adequate overhead absorption and the scrapping of older inventory.

      Research and Development. Research and development was $67.6 million in fiscal 2001 compared to $61.4 million in fiscal 2000, representing an increase of $6.2 million, or 10.1%. The increase is primarily due to increased employee compensation and benefit costs and consultant fees, as well as increased software maintenance costs associated with product development. These increases were partially offset by a decrease in prototype expenditures compared to fiscal 2000.

      Purchased In-Process Research and Development. Purchased in-process research and development was $13.6 million in fiscal 2001. We did not have a similar expense in fiscal 2000. In April 2001, we licensed certain computing technologies and intellectual property from AMD, including AMD’s HyperTransport interconnect technology for our future products and technology initiatives. As initial consideration for the patents and patent rights licensed under the agreement, we issued 1,000,000 unregistered shares of our common stock valued at $15.0 million based upon the average closing price of our stock prior to issuance. For accounting purposes, however, the value of the shares was determined using the closing price of the stock at the date of issuance, or $13.60, resulting in a recorded value of

$13.6 million. The entire $13.6 million was expensed as purchased in-process research and development during the second quarter of 2001 because the HyperTransport technology is designed for use in products that had been in research and development at that time.

      Selling, General and Administrative. Selling, general and administrative was $35.5 million in fiscal 2001 compared to $27.0 million in fiscal 2000, representing an increase of $8.5 million, or 31.5%. This increase was primarily due to increased employee compensation and benefit costs, consultant fees and recruiting costs.

      Amortization of Deferred Charges, Patents and Patent Rights. We recorded amortization of deferred charges, patents and patent rights of $17.6 million in fiscal 2001 compared to $10.4 million in fiscal 2000, representing an increase of $7.2 million, or 69.2%. Amortization of deferred charges, patents and patent rights relate to various patents and patent rights acquired from Seiko Epson and others during fiscal 2001. Amortization charges for fiscal 2001 also include charges related to our IBM and Toshiba technology license agreements, as amended, which were originally entered into during fiscal 1997 and 1998, respectively. The increase is due to the capitalization and subsequent amortization related to the patents acquired from Seiko Epson and others in fiscal 2001.

      Impairment Write-off of Deferred Charges. Impairment write-off of deferred charges was $16.6 million in fiscal 2001. We did not have an impairment write-off of deferred charges in fiscal 2000. Deferred charges related to IBM and Toshiba technology license agreements were being amortized on a straight-line basis through December 2003, which was the remaining license term during which the reacquired rights were originally in effect. During the fourth quarter of 2001, due to the emergence of indicators of impairment, we performed an assessment of the carrying value our long-lived assets to be held and used. The assessment was performed in connection with our internal policies and pursuant to SFAS 121 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of” because of the significant negative industry and economic trends affecting both our current operations and expected future operating cash flows. The conclusion of that assessment was that the anticipated future undiscounted cash flows was less than the carrying value for all long-lived assets, including the deferred charges. As a result, during the fourth quarter of 2001, we recorded a charge of $16.6 million to reduce the carrying amount of the deferred charges under license agreements based on the amount by which the carrying amount of these assets exceeded their fair value. Although these assets were impaired and written off, the associated remaining payments due to IBM of $23.0 million are still required and will continue to accrete interest until the final payment is made.

      Stock Compensation. Stock compensation was $21.0 million for fiscal 2001 compared to $13.1 million for fiscal 2000, representing an increase of $7.9 million, or 60.3%. Deferred stock compensation expense, net of cancellation, was $16.8 million in fiscal 2001, compared to $13.1 million in fiscal 2000. Additionally, stock compensation expense in fiscal 2001 included $2.5 million in variable stock compensation and $1.7 million in forgiveness of interest related to officer resignations, compared to zero in fiscal 2000. The increase is a result of a full year of amortization of the total deferred stock compensation expense of $46.0 million recorded in connection with our initial public offering in November 2000. The total credit to deferred compensation expense for cancellations was $3.1 million for fiscal 2001.

      Interest and Other Income and Interest Expense. Interest and other income was $14.7 million in fiscal 2001 compared to $9.2 million in fiscal 2000, representing an increase of $5.5 million, or 59.8%. This increase was primarily due to larger average invested cash balances resulting from the closing of an equity offering in April 2000 and our initial public offering in November 2000. Interest expense was $1.1 million in fiscal 2001 compared to $1.7 million in fiscal 2000, representing a decrease of $0.6 million, or 35.3%. This decrease was due to lower average debt balances resulting from several lease-financing arrangements expiring during 2001.

Liquidity and Capital Resources

      Since our inception, we have financed our operations primarily through sales of equity securities and, to a lesser extent, from product and license revenue and lease financing. As of September 30, 2003 we had

$74.4 million in cash, cash equivalents and short-term investments compared to $129.5 million as of December 31, 2002. As of September 30, 2002, we had $155.8 million in cash, cash equivalents and short term investments compared to $241.7 million as of December 31, 2001.

      Net cash used in operating activities was $48.2 million for the nine months ended September 30, 2003, compared to $75.1 million used for the nine months ended September 30, 2002. This was primarily the result of the net loss of $65.7 million, as well as a decrease in accounts payable and accrued liabilities during the period. This was partially offset by decreases in accounts receivable and inventory. Net cash used in operating activities during the same period in the prior year was primarily the result of the net loss of $88.3 million, a decrease in accounts payable and accrued liabilities and an increase in accounts receivable and inventory. This was partially offset by increases in accrued restructuring charges and decreases in prepaid expenses and other current assets.

      Net cash provided by investing activities was $64.0 million for the nine months ended September 30, 2003, compared to $55.1 million for the nine months ended September 30, 2002. This was primarily the result of $73.9 million and $67.5 million in net proceeds from the maturity of available-for-sale investments for the first nine months of fiscal 2003 and 2002, respectively. These proceeds were partially offset by $9.0 million partial settlement of long-term payable obligations for purchased patents and patent rights for each of the periods, as well as $0.8 million and $3.2 million in purchases of capital equipment for the first nine months of fiscal 2003 and 2002, respectively.

      Net cash provided by financing activities was $3.3 million for the nine months ended September 30, 2003, compared to $2.0 million for the nine months ended September 30, 2002. This was primarily the result of $3.9 million and $4.4 million in net proceeds from sales of common stock under our employee stock purchase and stock option plans for the first nine months of fiscal 2003 and 2002, respectively. These proceeds were partially offset by payments of $0.6 million and $2.4 million for debt and capital lease obligations.

      At September 30, 2003, we had $35.6 million in cash and cash equivalents and $38.8 million in short-term investments. We lease our facilities under non-cancelable operating leases expiring in 2008, and we lease equipment and software under non-cancelable leases with terms ranging from 12 to 48 months. At September 30, 2003, we had the following contractual obligations:

		Payments Due by Period

	Total	Less Than 1 Year	1-4 Years	After 4 Years

	(in thousands)
Contractual Obligations:
Capital lease obligations	$933	$469	$464	$—
Operating leases	21,467	4,362	13,527	3,578
Unconditional purchase obligations	4,949	4,949	—	—
Other long-term obligations	30,500	14,500	16,000	—

Total	$57,849	$24,280	$29,991	$3,578

      During the past 12 months, our cash and cash equivalents and short-term investments balances have decreased $81.4 million, from $155.8 million as of September 30, 2002 to $74.4 million as of September 30, 2003. This decrease includes payments of $15.0 million that were made in satisfaction of long-term debt obligations. As we shift our product mix to our next family of microprocessors, the Efficeon TM8000, and as we continue to develop new or enhance existing products or services in line with our business model, we expect that, as a result of an increased level of operations, we will need to increase our working capital, and accordingly, the net cash which we will use in our operating activities will increase, exceeding our current cash and cash equivalents and short-term investments balances, and that we will need to raise additional funds during the next 12 months to fund our operations and satisfy our current debt obligations. If we are unable to raise additional funds, we are positioned to modify our current business model to leverage our intellectual property assets by focusing on our strategy of licensing our advanced power management technologies to other companies and substantially limiting operations and reducing costs related to aspects of the business other than technology licensing to permit us to continue to operate on this modified business model for a period that extends at least through December 31, 2004.

      We expect that the receipt of the net proceeds from this offering will allow us to fund our operations at least through December 31, 2004. However, we cannot be sure that the net proceeds from this offering will be sufficient to fund our operations for this period. In the period through December 31, 2004, our ability to increase sales of our TM5800 products in additional market segments, achieve wide market acceptance for, and volume production of, our initial Efficeon TM8000 microprocessor manufactured using a 130 nanometer process and successfully transition our Efficeon TM8000 microprocessor to a 90 nanometer process will be particularly critical in determining our cash needs. All of these factors are subject to significant risks.

      In the period through December 31, 2004 and over the longer term, our capital requirements will depend on many factors, including but not limited to general economic conditions, the rate of sales growth, market acceptance of our products, costs of securing access to adequate manufacturing capacity, the timing and extent of research and development projects and increases in our operating expenses. Although we are currently not a party to any agreement or letter of intent for a potential acquisition or business combination, we may enter into acquisitions or business combinations in the future, which also could require us to seek additional equity or debt financing. Additional financing might not be available on terms favorable to us, or at all. If adequate funds were not available or were not available on acceptable terms, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our products or otherwise respond to competitive pressures would be significantly limited.

BUSINESS

      Transmeta designs, develops and sells highly efficient x86-compatible software-based microprocessors. We believe that our microprocessors deliver a compelling balance of low power consumption, high performance, low cost and small size. These advantages are valuable to a broad range of computing platforms, especially battery-operated mobile devices and applications that need high performance, low power consumption and low heat generation. Such platforms include notebook computers, ultra-personal computers, or UPCs, tablet PCs, thin clients, blade servers and embedded computers. Some of these platforms provide types of computer configurations that may reduce the total cost of ownership by reducing maintenance and support costs or the total number of computing platforms that must be supported in an enterprise. We currently sell our products to a number of the computing industry’s leaders, such as Fujitsu, Hewlett-Packard, NEC and Sharp.

      Unlike traditional microprocessors that are built entirely with silicon hardware, our microprocessor products utilize our innovative combination of software and hardware technology. A portion of the functionality of our microprocessors is implemented with software that allows the remaining functionality to be implemented with only a fraction of the number of logic transistors required in a conventional microprocessor. Because of this reduction in the number of logic transistors, our microprocessors consume less power and generate less heat.

      In October 2003, we introduced our second family of microprocessors, the Efficeon TM8000 series. To date we have shipped limited quantities of the initial 130 nanometer Efficeon product, the substantial majority of which have consisted of engineering samples and pre-production units. We have been shipping our first family of microprocessors, the Crusoe series, since 2000. We believe that the increased capabilities of the Efficeon family will enable us to address a substantially larger target market, particularly mainstream notebook computers. We believe our new Efficeon family delivers performance comparable to that of conventional x86-compatible mobile microprocessors, while providing the advantages of lower power consumption, lower cost and smaller size while maintaining compatibility with standard PC software.

      The Efficeon family is currently being manufactured at Taiwan Semiconductor Manufacturing Company, or TSMC, one of the leading semiconductor foundries in the world, using TSMC’s established 130 nanometer semiconductor manufacturing process that continues to be used for our Crusoe product family. We intend to use Fujitsu Microelectronics to manufacture our initial 90 nanometer Efficeon TM8000 microprocessors. We delivered to Fujitsu Microelectronics the design and specifications, or tape-out, of our Efficeon TM8000 microprocessor for implementation in its 90 nanometer foundry in November 2003. We expect to receive our first prototype units, or first silicon, from this tape-out as early as January 2004, and we plan to begin volume shipments from this process in the second half of 2004.

The Broadening Market for Energy Efficient x86-Compatible Microprocessors

      The personal computer market is dominated by x86-compatible microprocessors, which have become the most common type of microprocessor in desktop PCs, notebook computers, servers, enterprise computing, and many other computing platforms. Manufacturers are increasingly adopting x86-compatible microprocessors in order to access the rich and broad range of software available for PC-compatible computing devices. As the x86 architecture migrates into these additional market segments, the requirements to reduce cost, size and power consumption for a given level of performance are becoming more acute.

      Originally, x86-compatible microprocessors were designed for desktop computers. However, trends towards mobile computing, coupled with increased affordability, have resulted in dynamic growth of the notebook computer market. In addition to traditional notebook computers, new categories of mobile PCs are emerging, including tablet PCs, UPCs and thin and light notebooks. These product categories demand long battery life, small form factors, quiet fanless designs, and lower cost.

      The trend towards distributed computing and related cost of ownership issues for traditional personal computers in enterprise environments has resulted in the creation of several new types of PC platforms. Thin client computers coupled with centralized blade servers can deliver full PC functionality to large numbers of desks, while centralizing all of the computers and facilitating administration and maintenance. Blade servers consolidate distributed computing resources into easy-to-manage rack mounted environments. UPCs consolidate multiple form factors into a single device that is more easily managed. Here again, these categories demand compact form factors, low heat generation and low cost.

      Embedded processor applications also comprise an emerging market for x86-compatible microprocessors. Embedded processors are general purpose devices that perform dedicated applications with limited or no user interface and end-user programmability, and have often been addressed by non-x86-compatible microprocessor architectures. As the cost of software increases, it becomes more cost effective to migrate to processors compatible with the large available base of x86-compatible software. Markets for embedded processors include industrial automation, scientific instrumentation, retail kiosks, point-of-sale terminals, process control and other applications. These categories demand compelling performance at low cost and in small form factors with low heat generation.

Power Consumption and Heat Generation Problems Are Intensifying

      Advances in semiconductor technology have doubled the number of transistors that can be placed on the same size chip approximately every eighteen months, which is commonly known as Moore’s Law. Each transistor consumes power and generates heat. As a result, microprocessor power consumption and heat generation have increased significantly as the number of transistors has increased.

      In order to manage the problem of increased heat across successive generations of microprocessors, computer manufacturers have increasingly needed higher capacity cooling techniques, such as larger heat sinks, higher capacity fans, or even liquid cooling. Such cooling requirements and power loads cannot be effectively accommodated in most small mobile computing devices. Furthermore, these issues are becoming increasingly important in stationary computers, especially where silent operation and small or enclosed form factors are desired.

      A looming new issue related to power consumption and heat generation, known as transistor “leakage,” has recently emerged in the microprocessor industry and in the broader semiconductor industry as well. As transistors decrease in size, they become increasingly unable to completely turn off the flow of current. When transistors leak current, they consume additional power and generate more heat. As the industry transitions to the 90 nanometer and 65 nanometer technology nodes over the next several years, integrated circuits are expected to consume a substantial fraction of their total power consumption through leakage. Leakage power could dominate total chip power consumption and prevent low power standby operation if not controlled. Most major semiconductor companies are seeking to solve the leakage problem. If the leakage problem is not solved, it could threaten the ability of the semiconductor industry to continue to scale to smaller geometries in accordance with Moore’s Law.

Our Software-Based Microprocessor Technology

      Our microprocessors are unique because, unlike traditional microprocessors that are built entirely with silicon hardware, they are composed of both software and hardware components. When combined, these two components form a microprocessor solution that is compatible with software programs designed for x86-compatible computers, operates using less power than most other x86 microprocessors and runs standard PC software and Internet applications. Implementing a portion of the functionality in software greatly reduces the number of logic transistors, saving power and cost.

•	Code Morphing Software. The software component of our microprocessors is called Code Morphing Software, because it dynamically translates, or morphs, x86 instructions into instructions for our Very Long Instruction Word, or VLIW, processors. Code Morphing Software dynamically translates from the ones and zeros of the x86 software instructions into a functionally equivalent but simpler set of ones and zeros for our hardware chip to decode and execute. The technology involved in Code Morphing Software is similar to that used in advanced compilers, but with the input being binary programs rather than high-level language source code. Code Morphing Software translates small groups of instructions incrementally, on an as-needed basis. Once a group of instructions is translated, those translated instructions are cached for successive executions to reduce the need for further translation. Since instructions in an application often execute millions of times or more, performance costs associated with translation are quickly amortized. Code Morphing Software constantly monitors the programs a user is running in order to re-optimize the operation of those programs so as to maximize the energy efficiency and performance of our microprocessors.

•	Very Long Instruction Word (VLIW) Processor Hardware. The hardware component of our microprocessors is a VLIW processor chip. Our VLIW chip is responsible for basic arithmetic computation, input/output functions and the control and caching functions. Our Efficeon product can execute up to eight internal instructions per clock cycle using a 256-bit VLIW instruction. Our Crusoe product can execute up to four internal instructions per clock cycle using a 128-bit VLIW instruction. Each of these wide VLIW instructions can control multiple functional units in parallel for high performance under software control. For example, a single 256-bit VLIW instruction might simultaneously control multiple integer additions, floating point operations, memory loads and branches.

Our Dynamic Power Management Technology

      In addition to power reduction as a result of reducing the number of logic transistors, we also achieve additional power efficiency benefits with our proprietary LongRun power management technology. Our proprietary LongRun technology is enabled by the monitoring and optimization capabilities of our Code Morphing Software. LongRun monitors the levels of user activity to determine how much performance is actually needed at any particular instant. Our chip has special purpose hardware that allows LongRun to adjust rapidly the clock speed and voltage of the chip to match closely the needed level of performance. Reducing clock speed and voltage can substantially reduce the power consumed by our microprocessors, which in turn leads to longer battery life.

      Our first generation LongRun power management technology was introduced in January 2000, and was the first technology in the industry to dynamically adjust clock speed and voltage hundreds of times per second, to reduce power consumption. In October 2003, we announced our LongRun2 technology, which provides for software controlled leakage management. Our LongRun2 technology is designed to control transistor leakage through software by dynamically adjusting transistor threshold voltages. Software control is important in order to adjust leakage due to changes in runtime conditions, such as voltage and temperature, that are not predetermined when the chip is manufactured. For example, in standby mode, which accounts for a large portion of a microprocessor’s usage, LongRun2 is designed to raise the threshold voltage and reduce the supply voltage so that leakage is significantly reduced. Conversely, when a transistor is processing at peak rates, LongRun2 will be able to dynamically lower its threshold voltage and increase supply voltage so that it can perform high speed processing, while taking into account changes in temperature and voltage.

Our Strategy

      Our objective is to penetrate a broad range of computing markets by delivering energy-efficient x86-compatible microprocessors at a variety of compelling cost and performance points. Key elements of our strategy include:

      Further develop and exploit the fundamental advantages of our software-based microprocessor technology. We believe that our software-based microprocessor architecture has fundamental advantages over traditional microprocessors and that those comparative advantages are likely to increase in the future as computing technologies evolve. We plan to continue to extend our expertise in software-based microprocessor technology in order to develop and bring to market microprocessor products with a superior balance of performance, power consumption, size and cost. We have developed and intend to continue to develop successive generations of hardware architectures and Code Morphing Software optimizations to further enhance power management and performance, while maintaining x86 software compatibility. We also intend to continue to exploit the unique characteristics of our software to migrate additional functions from hardware into software, and to develop and implement attractive features, such as robust security and enhanced power management. We plan to further extend the ability of our Code Morphing Software to “learn” about the characteristics of an application program while it is running in order to further optimize performance.

      Become the leading vendor of microprocessors in market segments where our balance of product features gives us a comparative advantage. We target mobile computing market segments where energy efficiency, low heat and x86 software compatibility are paramount. These segments include thin and light weight notebook computers, tablet PCs and UPCs. We believe our Efficeon family of microprocessors delivers the performance needed to penetrate broader segments of the notebook market than our previous family of Crusoe microprocessors. In addition, we target stationary market segments where cool and quiet operation, small form factors and low costs are needed. These include thin client desktop computers, high density blade servers and embedded systems. Potential markets include next generation set top boxes, digital television, Internet platforms and other emerging categories of digital consumer products. To facilitate widespread adoption of our products, we work with strategic OEMs and original design manufacturers, or ODMs, to optimize system-level solutions and to develop reference designs for their requirements.

      Maintain compatibility with leading edge industry standards. We intend to maintain compatibility with x86 software in order to address our target markets. Our microprocessors interoperate with leading edge chips from prominent vendors of graphics processors and chipsets. Our microprocessors incorporate leading edge bus interfaces and high-speed memory controllers. We enter into alliances with other vendors in order to provide compact, cost-effective system-level solutions, such as complete motherboard reference designs. We seek to provide our customers with flexible choices of best-of-breed cost-effective chipsets for their particular application.

      Maintain a leadership position in low-power semiconductor technologies. We are developing additional advanced low-power solutions applicable not only to microprocessors, but also to integrated circuits generally. We believe that our approach to power management in microprocessors through a combination of innovative hardware and software technology may have more general application to integrated circuits. An example is our LongRun2 technology, which combines both hardware and software technology to dynamically control the leakage power of each transistor. Our approach has led to what we believe is a breakthrough in solving the vexing and growing problem of leakage in advanced small geometry chips.

      Commercially exploit our power management technologies, such as LongRun and LongRun2 technologies, through licensing to the semiconductor industry. We are exploring opportunities for licensing our advanced power management technologies to other companies in the integrated circuit industry. We expect that our licensing strategy will focus on promoting and enabling the use of our power management technologies by leading semiconductor manufacturers and suppliers without compromising our competitive position in the microprocessor market. For example, we believe our proprietary LongRun2 leakage control technology could be valuable to the semiconductor industry and generate significant future licensing revenues for us without impairing our microprocessor product business.

Products

      In October 2003, we introduced the Efficeon TM8000 family of microprocessors. Our other current products include the TM5000 family of Crusoe microprocessors. Our products are designed to provide our customers with a balance of the following key benefits:

•	low power consumption;

•	low heat generation;

•	high performance;

•	leading edge system interfaces;

•	small size; and

•	lower cost.

      Our microprocessors employ a number of advanced memory features and have relatively large level 1 instruction and data caches. Our level 2 caches improve performance by reducing the average time to access data from memory, and also help reduce power by decreasing the number of power-consuming memory accesses to dynamic random access memory, or DRAM.

Efficeon

      In October 2003, we introduced our second family of microprocessors, the Efficeon TM8000 series. The Efficeon family is currently being manufactured at TSMC, one of the leading semiconductor foundries in the world, using TSMC’s established 130 nanometer semiconductor manufacturing process that continues to be used for our Crusoe product family. To date we have shipped limited quantities of the initial 130 nanometer Efficeon product, the substantial majority of which have consisted of engineering samples and pre-production units. We delivered to Fujitsu Microelectronics the tape-out of the 90 nanometer version of the Efficeon chip for manufacture in its 90 nanometer foundry in November 2003. We expect to receive first silicon from this tape-out in January 2004, and we plan to begin volume shipments from this process in the second half of 2004.

      The Efficeon family of microprocessors is designed to run at maximum speeds ranging from 1.0 GHz to up to 2.0 GHz. In addition to our Code Morphing Software and LongRun technologies, these microprocessors include three new high performance bus interfaces. They have an on-chip HyperTransport bus interface, for increased input/output efficiency. The new processors also include an on-chip Double Data Rate SDRAM memory interface. These microprocessors also have an on-chip AGP graphics interface for industry standard, high performance graphics solutions. All three of these new interfaces allow Efficeon microprocessors to achieve more work per clock, which results in greater energy efficiency and longer battery life for mobile computer users. We designed our Efficeon microprocessors to later incorporate, without significant modification, our LongRun2 technology, which is designed to significantly reduce leakage current. Our goal is to deliver Efficeon microprocessors incorporating LongRun2 technology in 2004.

Crusoe

      The TM5800 Crusoe processors are manufactured in a 130 nanometer CMOS technology at TSMC. The TM5800 has a 512 KByte level 2 cache. It also has a 64 KByte level 1 data cache and 64 KByte level 1 instruction cache as well as an integrated “northbridge,” which consists of a PCI bus controller, a SDR DRAM controller, and a DDR DRAM controller. This product currently features maximum operating frequencies of up to 1.0 GHz. We introduced the TM5800 in 2001.

      The following table shows a comparison of many of the key features and differences of our products. The features of products not yet in production are subject to change.

	TM5800	TM8600	TM8800

Typical maximum GHz range	0.6 — 1.0	1.0 — 1.3	1.0 — 2.0
Maximum power range	6.5-9.5 W	5-14 W	3-25 W
Instruction compatibility	x86	x86	x86
Level 1 instruction cache	64 KB	64 KB	64 KB
Level 1 data cache	64 KB	128 KB	128 KB
Level 2 cache	512 KB	1 MB	1MB
I/O bus interface	PCI	HyperTransport	HyperTransport
Graphics interface	PCI	AGP	AGP
Memory controller interface	SDR/DDR	DDR	DDR
LongRun power management	Yes	Yes	Yes
VLIW full instruction length	128-bits	256-bits	256-bits
Manufacturing technology process	130 nm	130 nm	90 nm
Production year	2001	2003	*

*	We plan to begin volume shipments of this product in the second half of 2004.

      We offer small package versions of these products, which are targeted for small form factor devices. The products described in the table above are full cache versions of our products, we also offer “half cache” versions with approximately 50% of the level 2 cache as the products listed above, which are suited for applications that do not require the higher performance offered by our “full cache” products.

Customers

      We currently sell our products to a number of the computing industry’s leaders. Based on revenue during the nine months ended September 30, 2003, our top five customers were Fujitsu, Hewlett-Packard, Sharp, and two of our distributors, Siltrontech Electronics and Uniquest.

Sales and Marketing

      We sell our products directly to OEMs and, to a lesser extent, through distributors, stocking representatives and manufacturers’ representatives. We also market our products to ODMs, which we believe will become a more important sales channel for us in the future. We have direct sales personnel in the United States, Japan, Taiwan and Europe and we have added manufacturers’ representatives and distributors in Europe, and manufacturers’ representatives in North America. Etron Corporation Ltd. is our manufacturers’ representative for Korea. Uniquest, Siltrontech Electronics and Edom Technology are our primary distributors in Hong Kong and Taiwan, and All American Semiconductor is our exclusive distributor in North America. Inno Micro Corporation and Shinden Hightex Corporation have been added as distributors for Japan. Our distributors are restricted from selling to certain OEMs and major notebook manufacturers and have provisions in their agreements specifying inventory levels, price protection policies and rights of return policies for non end-of-life products. As needed, we will continue to add representation to our current sales and distribution network.

      In addition, we have field applications engineers who work directly with our customers. We have opened offices in Taiwan and Japan to provide sales and customer support. We assist our potential customers in selecting, integrating and tuning hardware and software system components that make up the final computer system. We also provide potential customers with reference platform designs, which we believe will enable our customers to achieve easier and faster transitions from the initial prototype designs through final production releases. We believe these reference platform designs also will enhance our targeted customers’ confidence that our products will meet their market requirements and product introduction schedules.

Manufacturing

      We use third-party manufacturers for wafer fabrication. By subcontracting our manufacturing, we focus our resources on product design and eliminate the high cost of owning and operating a semiconductor fabrication facility. This fabless business model also allows us to take advantage of the research and development efforts of manufacturers, and permits us to work with those manufacturers that offer the most advanced manufacturing processes and competitive prices.

      We currently use TSMC to fabricate wafers for our microprocessors, and intend to rely exclusively on it to manufacture our 130 nanometer Efficeon TM8600 product. We place orders with TSMC on a purchase order basis. We do not have a manufacturing agreement with TSMC that guarantees any particular production capacity or any particular price from TSMC. TSMC may allocate capacity to other companies and reduce deliveries to us on short notice.

      We currently intend to use Fujitsu Microelectronics in Japan to manufacture our initial 90 nanometer Efficeon TM8000 products. In November, we delivered to Fujitsu Microelectronics the tape-out of the 90 nanometer version of the Efficeon chip for manufacture in its 90 nanometer foundry. We expect to receive first silicon from this tape-out as early as January 2004, and we plan to begin volume shipments from this process in the second half of 2004. We have yet to enter into a definitive manufacturing agreement with them, and any agreement we may enter into may not provide us with guaranteed production capacity.

      ASE performs the initial testing of the silicon wafers that contain our microprocessors. After initial testing, ASE cuts the silicon wafers into individual semiconductors and assembles them into packages. All testing is performed on standard test equipment using proprietary test programs developed by our test engineering group. We periodically inspect the test facilities to ensure that their procedures remain consistent with those required for the assembly of our products. We generally ship our products from a third party fulfillment center in Hong Kong.

      We participate in quality and reliability monitoring through each stage of the production cycle by reviewing data from our wafer fabrication plants and assembly subcontractor. We closely monitor wafer fabrication plant production to enhance product quality and reliability and yield levels.

Competition

      The market for microprocessors is intensely competitive, is subject to rapid technological change and is currently, and has been for many years, dominated by Intel. We face intense and direct competition from Intel, and we face additional competition from AMD and VIA Technologies, in the market for microprocessors. We expect to continue to face intense competition from these and other competitors in the various microprocessor markets that we target, such as notebook computers, UPCs, tablet PCs, thin clients, blade servers and embedded computers. We believe that competition will be intense in the future in all of the markets in which we compete and may cause price reductions, reduced gross margins and loss of market share, any one of which could significantly reduce our future revenue and increase our losses.

      We compete on the basis of a variety of factors, including:

•	technical innovation;

•	performance of our products, including their speed, power usage, product system compatibility, reliability and size;

•	product price;

•	product availability;

•	reputation and branding;

•	product marketing and merchandising; and

•	technical support.

      Many of our current and potential competitors, and Intel in particular, have longer operating histories, significantly greater financial, technical, product development and marketing resources, greater name recognition, significantly greater influence and leverage in the industry and much larger customer bases than we do. We may not be able to compete effectively against current and potential competitors, especially those with significantly greater resources and market leverage.

      In marketing our microprocessors to OEMs, ODMs and distributors, we depend on third-party companies for the design and manufacture of core-logic chipsets, graphics chips, motherboards, BIOS software and other components. All of these third-party designers and manufacturers produce chipsets, motherboards, BIOS software and other components to support each new generation of Intel’s microprocessors, and Intel has significant leverage over their business opportunities.

Intellectual Property

      Our success depends in part upon our ability to secure and maintain legal protection for the proprietary aspects of our technology and to operate without infringing the proprietary rights of others. We rely on a combination of patents, copyrights, trademarks, trade secret laws and contractual restrictions on disclosure to protect our intellectual property rights. Our intellectual property rights include 37 issued U.S. patents, with expiration dates ranging from 2012 to 2023. We also have a number of patent applications pending in the United States and in other countries. It is possible that no more patents will issue from patent applications that we have filed. Our existing patents and any additional patents that may issue may not provide sufficiently broad protection to protect our proprietary rights. We hold a number of trademarks, including Transmeta, Crusoe, Efficeon, LongRun and Code Morphing.

      Legal protections afford only limited protection for our technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Attempts may be made to copy or reverse engineer aspects of our products or to obtain and use information that we regard as proprietary. Accordingly, we may not be able to prevent misappropriation of our technology or deter others from developing similar technology. Furthermore, policing the unauthorized use of our products or technology is difficult. Leading companies in the semiconductor industry have extensive intellectual property portfolios relating to semiconductor technology. From time to time, third parties, including these leading companies, may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies and related methods that are important to us. We have received, and may in the future receive, communications from third parties asserting patent or other intellectual property rights covering our products. There are currently no such third party claims that we believe to be material. In the future, however, litigation may be necessary to defend against claims of infringement or invalidity, to determine the validity and scope of the proprietary rights of others, to enforce our intellectual property rights, or to protect our trade secrets.

Employees

      At October 31, 2003, we employed 298 people in the United States, Japan, Taiwan and Europe. Of these employees, 214 were engaged in research and development, 34 were engaged in sales and marketing and 50 were engaged in general and administrative functions. None of our employees is subject to any collective bargaining agreements. We believe that our employee relations are good.

Properties

      We lease a total of approximately 131,225 square feet of office space in Santa Clara, California, under leases expiring in June 2008. We also lease office space in Taiwan and Japan to support our sales and marketing personnel worldwide. As a result of our workforce reduction in the third quarter of fiscal 2002, we vacated approximately 67,730 square feet of office space in Santa Clara, California and we have listed this excess office space with a real estate broker in an effort to secure subtenants.

CERTAIN TRANSACTIONS

Chief Executive Officer Compensation

      The following is the compensation which we provided in 2002 to Matthew R. Perry, our President, CEO and a member of our board of directors. We hired Dr. Perry in April 2002. We agreed to pay him an annual base salary of $330,000 and to allow him to participate in our executive bonus plan, with a target bonus of 50% of his base salary. We granted him an option to purchase 2,000,000 shares of our common stock, exercisable at $2.60 per share and expiring on April 10, 2012. This option was vested as to 200,000 shares on April 10, 2002, vested as to 25% of the remaining 1,800,000 shares on April 10, 2003 and will vest as to 2.083% of the remaining 1,800,000 shares each month after that, so long as he remains employed by us. In addition, the vesting of this option accelerates as to one-half of the remaining unvested shares if we were to experience a change of control and his employment were to be terminated without cause or if he resigned for good reason within one year following that change of control. We also paid Dr. Perry a $150,000 starting bonus and agreed to make available up to $1,000,000 in home loan assistance. In respect of that latter obligation, we have entered into a one-year lease of a house to be occupied by Dr. Perry as his residence; we pay $4,200 per month under that lease and expect to make certain related tax payments. During 2002, Dr. Perry was paid a salary of $238,750 and a bonus in the amount of $191,250. He also received reimbursements in the amount of $35,783 for relocation expenses, which includes temporary accommodations. The committee also granted Dr. Perry an option to purchase 1,000,000 shares in November 2002, exercisable at $1.05 per share and expiring on November 12, 2012. This option vested as to 200,000 shares on November 12, 2002 and as to the remaining 800,000 shares as follows: the option vested as to the first 25% on April 10, 2003 and will vest as to the remaining 75% over the next three years in equal monthly installments, and will be fully vested on April 10, 2006, so long as he remains employed by us.

Our 2000 Equity Incentive Plan

      Our 2000 Equity Incentive Plan provides for stock option grants to our employees, officers, directors, consultants, independent contractors and advisors and those of any of our subsidiaries. We have made option grants under the 2000 Equity Incentive Plan to each of our executive officers and directors. Options to purchase 26,615,625 shares of our common stock are outstanding and options to purchase 4,285,782 shares remain available for grant under the 2000 Equity Incentive Plan as of November 24, 2003. The exercise price of incentive stock options must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of incentive stock options granted to 10% stockholders must be at least equal to 110% of the fair market value of our common stock on the date of grant. The maximum term of the options granted under our 2000 Equity Incentive Plan is ten years. Options granted under our 2000 Equity Incentive Plan generally expire three months after the termination of the optionee’s service to us or to a parent or subsidiary of ours, or twelve months if the termination is due to death or disability. In the event of a liquidation, dissolution or change in control transaction, except for options granted to non-employee directors, the options may be assumed or substituted by the successor company. Except for options granted to non-employee directors, options that are not assumed or substituted will expire on the transaction at the time and on the conditions as the compensation committee will determine. The compensation committee of the board or the board acting as the compensation committee will administer the 2000 Equity Incentive Plan. Except for automatic grants to outside directors under the 2000 Equity Incentive Plan, the compensation committee has the power to determine the form and terms of any award granted under the 2000 Equity Incentive Plan including the exercise price, the number of shares subject to each award, the exercisability of the options and the form of consideration payable upon exercise. During any calendar year, no person will be eligible to receive more than 4,000,000 shares, or 6,000,000 shares in the case of a new employee, under the 2000 Equity Incentive Plan. The 2000 Equity Incentive Plan will terminate in September 2010, unless it is terminated earlier by our board.

      Our 2000 Equity Incentive Plan provides for automatic and non-discretionary option grants to directors who are not employed by us or by a parent or subsidiary of ours. Each non-employee director who becomes a member of our board will automatically be granted an option to purchase 30,000 shares of our common stock as of the date that director joins the board. Immediately after each annual meeting of our stockholders, each non-employee director will automatically be granted an additional option to purchase 15,000 shares of our common stock, as long as the non-employee director is a member of our board on that date and has served continuously as a member of our board for at least twelve months since the last option grant to that non-employee director. If less than twelve months has passed, then the number of shares subject to the option granted after the annual meeting will be equal to 15,000 multiplied by a fraction, the numerator of which is the number of days that have elapsed since the last option grant to that director and the denominator of which is 365 days. The exercise price will be the fair market value of our common stock on the date of grant. The option will have a ten-year term and will terminate three months after the date the director ceases to be a director or consultant or twelve months if the termination is due to death or disability. All options granted to non-employee directors will vest over three years at a rate of one-third of the total shares on the first anniversary of the date of grant, and 2.77778% of the total shares each month after that, so long as the non-employee director remains a director or consultant. In the event of our dissolution, liquidation or a change in control transaction, options granted to our non-employee directors under the plan will vest and be exercisable in full.

Non-Plan Option Grants

      Options granted to four of our officers and directors outside of any equity compensation plan adopted by Transmeta remained outstanding as of November 21, 2003 (“Non-Plan Options”): (i) a Non-Plan Option to purchase 80,000 shares of our common stock granted to Svend-Olav Carlsen, our Chief Financial Officer, at an exercise price of $9.50 per share, (ii) a Non-Plan Option to purchase 600,000 shares of our common stock granted to Barry L. Rubinson, our Vice President of Software, at an exercise price of $6.00 per share, (iii) a Non-Plan Option to purchase 60,000 shares of our common stock granted to Larry R. Carter, who was a member of our board of directors at the time of grant, at an exercise price of $9.50 per share and (iv) a Non-Plan Option to purchase 30,000 shares of our common stock granted to T. Peter Thomas, a member of our board of directors, at an exercise price of $9.50 per share.

      Such Non-Plan Option grants were made pursuant to the terms of a form Non-Plan Stock Option Agreement, with each such grant authorized by the board or the compensation committee of the board. The Non-Plan Option grants have not been approved by our stockholders.

      All of the Non-Plan Options are non-qualified stock options and were issued with an exercise price equal to 100% of the fair market value of the corresponding shares of common stock on the date of such grant. Each of the Non-Plan Options to Messrs. Carlsen and Rubinson, vest as to (i) 25% of the corresponding shares one year after the date of the respective grant and (ii) 2.08333% of the shares each month thereafter. Each of the Non-Plan Options to Messrs. Carter and Thomas vest as to (i) one-third of the corresponding shares one year after the date of the respective grant and (ii) 2.77778% of the shares each month thereafter.

      The Non-Plan Options expire, in the event the grantee’s employment is terminated for any reason other than as a result of such grantee’s death or disability or for cause, three months following such termination of employment, in the event the grantee’s employment is terminated as a result of such grantee’s death or disability, twelve months following such termination; and, in the event the grantee’s employment is terminated for cause, on such termination date. In addition, the option grant agreement provides for the payment of the exercise price of options by any of the following means: (1) in cash (by check); (2) by cancellation of our indebtedness to the participant; (3) at the discretion of our board of directors, by surrender of shares of our common stock; (4) at the discretion of our board of directors, by tender of a full recourse promissory note; (5) by waiver of compensation due or accrued to the participant for services rendered; (6) through a “same day sale” commitment from the participant and a broker-dealer that is a member of the National Association of Securities Dealers (an “NASD Dealer”); or (7) through a “margin” commitment from the participant and an NASD Dealer; or (8) by any combination of the foregoing.

      In the event of our merger, consolidation, dissolution or liquidation, the sale of substantially all of our assets or any other similar corporate transaction, the successor corporation may assume or substitute for the Non-Plan Options. In the event such successor corporation refuses to assume, replace or substitute the Non-Plan Option, as provided above, then the Non-Plan Option will expire on such transaction at such time and on such conditions as our board of directors will determine.

Loans

      In December 1998, R. Hugh Barnes, one of our directors, exercised options to purchase 120,000 shares of common stock, and paid for a portion of these shares with full recourse promissory notes that bear interest semi-annually on the principal amount at a rate of 4.47%. In June 1999, he exercised options to purchase 80,000 shares of common stock, and paid for a portion of these shares with a full recourse promissory note that bears interest semi-annually on the principal amount at a rate of 5.30%. Each note has a five-year term and is secured by the shares purchased pursuant to the respective note. As of November 21, 2003, the aggregate amount outstanding under the notes was $108,872.

      In December 1998, Murray A. Goldman, the Chairman of the Board, exercised options to purchase 100,000 shares of common stock, and paid for a portion of these shares with a full recourse promissory note that bears interest semi-annually on the principal amount at a rate of 4.47%. In March 1999, he exercised options to purchase 500,000 shares of common stock, and paid for a portion of these shares with a full recourse promissory note that bears interest semi-annually at a rate of 4.77%. Each note has a five-year term and is secured by the shares purchased pursuant to the respective note. As of November 21, 2003, the aggregate amount outstanding under the notes was $460,452.

      In March 1999, David R. Ditzel, our Chief Technology Officer since March 2001 and one of our directors since March 1995, exercised options to purchase 500,000 shares of common stock, and paid for a portion of these shares with a full recourse promissory note that bears interest on the principal amount at a rate of 4.77%. The note has a five-year term and is secured by the shares purchased pursuant to the note. As of November 21, 2003, the aggregate amount outstanding under the note was $402,429.

TRANSMETA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	September 30,	December 31,
	2003	2002(1)

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$35,600	$16,613
Short-term investments	38,833	112,837
Accounts receivable, net	1,406	4,060
Inventories	7,401	10,937
Prepaid expenses and other current assets	4,389	4,722

Total current assets	87,629	149,169
Property and equipment, net	5,938	9,574
Patents and patent rights, net	31,483	36,623
Other assets	1,775	2,189

Total assets	$126,825	$197,555

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,057	$2,311
Accrued compensation and related compensation liabilities	2,563	3,195
Other accrued liabilities	6,302	8,216
Accrued restructuring charges	1,672	2,549
Current portion of long-term payables	14,500	16,000
Current portion of long-term debt and capital lease obligations	425	865

Total current liabilities	26,519	33,136
Long-term accrued restructuring charges, net of current portion	4,483	5,456
Long-term payables, net of current portion	12,712	17,449
Long-term debt and capital lease obligations, net of current portion	441	667
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value (none issued)	—	—
Common stock, $0.00001 par value, at amounts paid in	606,814	601,119
Treasury stock	(2,439)	(2,439)
Deferred stock compensation	(1,046)	(3,039)
Accumulated other comprehensive income (loss)	(11)	134
Accumulated deficit	(520,648)	(454,928)

Total stockholders’ equity	82,670	140,847

Total liabilities and stockholders’ equity	$126,825	$197,555

(1)	Derived from the Company’s audited financial statements as of December 31, 2002, included in the Company’s Form 10-K filed with the Securities and Exchange Commission.

(See accompanying notes)

TRANSMETA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended

	September 30,	September 30,	September 30,	September 30,
	2003	2002	2003	2002

Net revenue	$2,688	$6,443	$13,759	$18,129
Cost of revenue	3,073	3,994	12,523	12,447

Gross profit (loss)	(385)	2,449	1,236	5,682
Operating expenses:
Research and development(1)(2)	12,452	13,707	37,121	50,971
Selling, general and administrative(3)(4)	5,978	6,255	18,959	22,926
Restructuring charge(5)	—	4,102	—	14,726
Amortization of deferred charges, patents and patent rights	2,628	2,848	7,902	8,544
Stock compensation	2,302	(1,651)	3,833	595

Total operating expenses	23,360	25,261	67,815	97,762

Operating loss	(23,745)	(22,812)	(66,579)	(92,080)
Interest and other income	203	1,135	1,222	4,357
Interest expense	(116)	(88)	(363)	(557)

Net loss	$(23,658)	$(21,765)	$(65,720)	$(88,280)

Net loss per share — basic and diluted	$(0.17)	$(0.16)	$(0.47)	$(0.66)

Weighted average shares outstanding — basic and diluted	139,844	135,561	138,674	134,079

(1)	Excludes $190 and $973 in amortization of deferred stock compensation for the three months ended September 30, 2003 and 2002, respectively, and $924 and $3,675 for the nine months ended September 30, 2003 and September 30, 2002, respectively.

(2)	Excludes $135 and $(288) in variable stock compensation for the three months ended September 30, 2003 and 2002, respectively, and $170 and $(418) for the nine months ended September 30, 2003 and September 30, 2002, respectively.

(3)	Excludes $115 and $1,186 in amortization of deferred stock compensation for the three months ended September 30, 2003 and 2002, respectively, and $621 and $682 for the nine months ended September 30, 2003 and September 30, 2002, respectively.

(4)	Excludes $1,862 and $(1,785) in variable stock compensation for the three months ended September 30, 2003 and 2002, respectively, and $2,118 and $(1,607) for the nine months ended September 30, 2003 and September 30, 2002, respectively.

(5)	Excludes $(1,737) in amortization of deferred stock compensation related to employee terminations for the three and nine months ended September 30, 2002.

(See accompanying notes)

TRANSMETA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)
(Unaudited)

	Nine Months Ended

	September 30,	September 30,
	2003	2002

Cash flows from operating activities:
Net loss	$(65,720)	$(88,280)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock compensation	3,833	595
Depreciation	4,470	4,424
Amortization of other assets	370	128
Amortization of deferred charges, patents and patent rights	7,902	8,543
Non-cash restructuring charges	—	1,630
Changes in operating assets and liabilities:
Accounts receivable	2,654	(2,334)
Inventories	3,536	(6,941)
Prepaid expenses and other current assets	357	3,598
Accounts payable and accrued liabilities	(3,800)	(5,364)
Accrued restructuring charges	(1,851)	8,913

Net cash used in operating activities	(48,249)	(75,088)

Cash flows from investing activities:
Purchase of available-for-sale investments	(83,775)	(147,632)
Proceeds from sale or maturity of available-for-sale investments	157,634	215,104
Purchase of property and equipment	(834)	(3,185)
Payments of patents and patent rights	(9,000)	(9,000)
Other assets	(59)	(198)

Net cash provided by investing activities	63,966	55,089

Cash flows from financing activities:
Proceeds from sales of common stock under ESPP and stock option plans	3,854	4,440
Repayment of debt and capital lease obligations	(584)	(2,413)

Net cash provided by financing activities	3,270	2,027

Change in cash and cash equivalents	18,987	(17,972)
Cash and cash equivalents at beginning of period	16,613	57,747

Cash and cash equivalents at end of period	$35,600	$39,775

(See accompanying notes)

TRANSMETA CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.     Basis of Presentation

      The accompanying unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission and accounting principles generally accepted in the United States for interim financial information. However, certain information or footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed, or omitted, pursuant to such rules and regulations. The preparation of financial statements in accordance with accounting principles generally accepted in the United Sates requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates. Significant estimates made in preparing the financial statements include inventory valuations, long-lived and intangible asset valuations, restructuring charges and revenue reserves. In the opinion of management, the statements include all adjustments (which are of a normal and recurring nature) necessary for the fair presentation of the results of the interim periods presented. These financial statements should be read in conjunction with our audited consolidated financial statements and the notes thereto included in the Company’s Form 10-K for the year ended December 31, 2002. The results of operations for the three months and nine months ended September 30, 2003 are not necessarily indicative of the operating results for the full fiscal year or any future period.

      The financial statements of the Company have been presented based on the assumption that the Company will continue as a going concern. The Company, however, has a history of substantial losses, and expects to incur future losses. Demonstrating the effects of these losses on its cash balances, during the past twelve months the Company’s cash and cash equivalents and short-term investments balances have decreased $81.3 million, from $155.7 million at September 30, 2002 to $74.4 million at September 30, 2003. As the Company shifts its product mix to its next generation processor, the Efficeon TM8000, and as it continues to develop new or enhance existing products or services in line with its business model, the Company expects that, as a result of an increased level of operations, it will need to increase its working capital, and accordingly, the net cash used to fund operating activities will increase, exceeding its current cash and cash equivalents and short-term investments balances, and that it will need to raise additional funds during the next twelve months to fund its operations and satisfy its current debt obligations. If it is unable to raise additional funds, the Company is positioned to modify its current business model to leverage its intellectual property assets to permit the Company to continue operating on a modified business model for a period that extends at least twelve months beyond September 30, 2003.

      The Company’s fiscal year ends on the last Friday in December, and each fiscal quarter ends on the last Friday of each calendar quarter. For ease of presentation, the accompanying financial information has been shown as of December 31 and calendar quarter ends for all annual and quarterly financial statement captions. The three-month periods ended September 26, 2003 and September 27, 2002 each consisted of 13 weeks. The first nine months of fiscal 2003 and 2002 each consisted of 39 weeks.

2.     Stock Based Compensation

      In December 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — an Amendment of FASB Statement No. 123” (SFAS 148). SFAS 148 amends the disclosure requirements of FASB’s SFAS 123, “Accounting for Stock-Based Compensation” to require more prominent disclosures in both annual and interim financial statements regarding the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

      The Company accounts for its stock options and equity awards in accordance with the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25),

TRANSMETA CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and related interpretations and has elected to follow the “disclosure only” alternative prescribed by SFAS 123. Expense associated with stock-based compensation is amortized on an accelerated basis over the vesting period of the individual award consistent with the method described in FASB Interpretation 28. Accordingly, approximately 59% of the unearned deferred compensation is amortized in the first year, 25% in the second year, 12% in the third year, and 4% in the fourth year following the date of grant. Pursuant to SFAS 123, Transmeta discloses the pro forma effect of using the fair value method of accounting for its stock-based compensation arrangements.

      For purposes of pro forma disclosures, the estimated fair value of options is amortized to pro forma expense over the option’s vesting period using an accelerated graded method. Pro forma information follows:

	Three Months Ended		Nine Months Ended

	September 30,	September 30,	September 30,	September 30,
	2003	2002	2003	2002

	(in thousands, except per share amounts)
Net loss, as reported	$(23,658)	$(21,765)	$(65,720)	$(88,280)
Add: Stock-based employee compensation expense included in reported net loss, net of related tax effects	2,302	(1,651)	3,833	595
Less: Total stock-based employee compensation expense under fair value based method for all awards, net of related tax effects	(13,621)	(8,050)	(36,690)	(29,842)
Pro forma net loss	$(34,977)	$(31,466)	$(98,577)	$(117,527)
Basic and diluted net loss per share — as reported	$(0.17)	$(0.16)	$(0.47)	$(0.66)
Basic and diluted net loss per share — pro forma	$(0.25)	$(0.23)	$(0.71)	$(0.88)

      The fair value for the Company’s stock-based awards is estimated at the date of grant using a Black-Scholes option-pricing model. The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, the Black-Scholes option-pricing model requires the input of highly subjective assumptions, including expected stock price volatility. Because the Company’s stock-based awards have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock-based awards. The fair value of options granted was determined based on estimated stock price volatility. The weighted average assumptions used to determine fair value were as follows:

	Options				ESPP

	Three Months		Nine Months		Three Months		Nine Months
	Ended		Ended		Ended		Ended
	September 30,		September 30,		September 30,		September 30,

	2003	2002	2003	2002	2003	2002	2003	2002

Expected volatility	0.92	0.83	0.86	1.31	1.03	1.10	1.03	1.17
Expected life in years	4.0	4.0	4.0	4.0	0.5	0.5	0.5	0.5
Risk-free interest rate	2.7%	2.8%	2.3%	4.2%	1.2%	2.1%	1.3%	2.5%
Expected dividend yield	0	0	0	0	0	0	0	0

TRANSMETA CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.     Net Loss per Share

      Basic and diluted net loss per share is presented in conformity with FASB’s SFAS 128, “Earnings Per Share”, for all periods presented. Basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during each period, less weighted-average shares subject to repurchase.

      The following table presents the computation of basic and diluted net loss per share:

	Three Months Ended		Nine Months Ended

	September 30,	September 30,	September 30,	September 30,
	2003	2002	2003	2002

	(in thousands, except for per share amounts)
Basic and diluted:
Net loss	$(23,658)	$(21,765)	$(65,720)	$(88,280)
Basic and diluted:
Weighted average shares outstanding	139,844	135,690	138,682	134,303
Less: Weighted average shares subject to repurchase	—	(129)	(8)	(224)

Weighted average shares used in computing basic and diluted net loss per share	139,844	135,561	138,674	134,079

Net loss per share — basic and diluted	$(0.17)	$(0.16)	$(0.47)	$(0.66)

      The Company has excluded all outstanding stock options from the calculation of basic and diluted net loss per share because these securities are antidilutive for all periods presented. Options and warrants to purchase 35,532,096 and 28,758,358 shares of common stock at September 30, 2003 and 2002, respectively, were not included in the computation of diluted net loss per share. These securities, had they been dilutive, would have been included in the computation of diluted net loss per share using the treasury stock method. Outstanding shares subject to repurchase have also been excluded from the calculation of net loss per share.

4.     Net Comprehensive Loss

      Net comprehensive loss includes the Company’s net loss, as well as changes to the accumulated other comprehensive loss on available-for-sale investments. Net comprehensive loss for the three and nine month periods ended September 30, 2003 and 2002, respectively, is as follows (in thousands):

	Three Months Ended		Nine Months Ended

	September 30,	September 30,	September 30,	September 30,
	2003	2002	2003	2002

Net loss	$(23,658)	$(21,765)	$(65,720)	$(88,280)
Net change in other comprehensive loss — unrealized loss on investments	(36)	(19)	(145)	(494)

Net comprehensive loss	$(23,694)	$(21,784)	$(65,865)	$(88,774)

TRANSMETA CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.     Inventories

      Inventories are stated at the lower of cost (first-in, first-out) or market. The components of inventories consist of the following (in thousands):

	September 30,	December 31,
	2003	2002

Work in progress	$4,926	$8,545
Finished goods	2,475	2,392

	$7,401	$10,937

      During the three and nine months ended September 30, 2003, the Company made adjustments of $868,000 and $1.1 million, respectively, compared to $937,000 and $2.6 million for the same periods in the prior year, to decrease the value of its inventory in response to lower demand and lower average selling prices expected in future periods for some of its products. The adjustments resulted in writing down these materials to a lower of cost or market value of $4.7 million as of September 30, 2002. Accordingly, gross margin may benefit from future sales of these parts to the extent that the associated revenue exceeds their currently adjusted values. During the first nine months of fiscal 2003 the Company has seen a minimal effect on gross margins resulting from the sale of previously reserved inventory, whereas during the third quarter of fiscal 2002 the Company recognized $700,000 in gross margin related to the sale of inventory for which the value had been written down in previous periods.

6.     Revenue Recognition

      The Company recognizes revenue from products sold when persuasive evidence of an arrangement exists, the price is fixed or determinable, shipment is made and collectibility is reasonably assured. The Company accrues for estimated sales returns, and other allowances at the time of shipment. Certain of the Company’s product sales are made to distributors under agreements allowing for price protection and/ or right of return on unsold products. The Company defers recognition of revenue on these sales until the distributors sell the products. The Company may also sell certain products with “End of Life” status to its distributors under special arrangements without price protection or return privileges for which revenue is recognized upon transfer of title, typically shipment.

      The Company recognizes license revenue from technology license agreements when earned, which generally occurs when agreed-upon deliverables are provided, or milestones are met and confirmed by licensees. Additionally, license revenues are recognized only if payments received are non-refundable and not subject to any future performance obligation by the Company. Licensing revenue was $323,000 and $850,000 for the three and nine month periods ended September 30, 2003, respectively. The corresponding periods in fiscal 2002 did not include any licensing revenues.

7.     Product Warranty

      Transmeta typically provides a warranty that includes factory repair services or replacement as needed for replacement parts on its products for a period of one year from shipment. Transmeta records a provision for estimated warranty costs when the revenue on product sales is recognized. Actual warranty costs have been within management’s expectations to date and have not been material.

      The Company generally sells products with a limited indemnification of customers against intellectual property infringement claims related to the Company’s products. The Company’s policy is to accrue for known indemnification issues if a loss is probable and can be reasonably estimated, and accrues for estimated incurred but unidentified issues based on historical activity. To date, there are no such accruals or related expenses.

TRANSMETA CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.     Restructuring Charges

      In the second quarter of fiscal 2002, Transmeta recorded a $10.6 million restructuring charge as a result of the Company’s decision to cease development and productization of the TM6000 microprocessor. The restructuring charge consisted primarily of lease costs, equipment write-offs and other costs as the Company identified a number of leased facilities as well as leased and owned equipment that were no longer required.

      On July 18, 2002, in connection with Transmeta’s decision to cease the development and productization of the TM6000 microprocessor, the Company terminated 195 employees and contractors. As a result, the Company recorded severance and termination charges of $4.1 million in the third quarter of fiscal 2002, which excludes a credit of $1.7 million to deferred compensation expense related to stock option cancellations for terminated employees. Additionally, the Company paid approximately $531,000 for previously accrued compensation in the third quarter of fiscal 2002 in connection with the employee terminations. Of the 195 employees and contractors that were terminated on July 18, 2002, 44 were sales, marketing, and administrative employees and 151 were research and development personnel. The Company’s workforce reduction was completed in the third quarter of fiscal 2002. Additionally, the Company vacated all excess facilities as of September 30, 2002.

      Accrued restructuring charges consist of the following at September 30, 2003 (in thousands):

	Provision			Provision
	Balance at			Balance at
	December 31,	Drawdowns		September 30,

	2002	Cash	Non-Cash	2003

Building leasehold costs	$7,903	$1,830	$(82)	$6,155
Workforce reduction	102	—	102	—

	$8,005	$1,830	$20	$6,155

9.     Legal Proceedings

      Beginning in June 2001, Transmeta, its directors, and certain of its officers were named as defendants in several putative shareholder class actions that were consolidated in and by the United States District Court for the Northern District of California as In re Transmeta Corporation Securities Litigation, Case No. C 01-02450 WHA. The complaints purported to allege a class action on behalf of persons who purchased Transmeta common stock between November 7, 2000 and July 19, 2001, and alleged violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder, and Sections 11 and 15 of the Securities Act of 1933, as amended. In March 2002, the Court granted in part and denied in part defendants’ motions to dismiss the consolidated amended complaint. In May 2002, the Court granted in part and denied in part defendants’ motion to dismiss the second amended complaint, and denied plaintiffs’ motion for leave to file a third amended complaint. In June 2002, defendants answered the second amended complaint as to the sole surviving claim. In July 2002, defendants filed a motion for summary judgment relating to that claim. In July 2002, plaintiffs moved for class certification and initiated discussion of a proposed settlement. The Company and the individual defendants believe that the complaints are without merit and deny any liability, but because they also wish to avoid the continuing waste of management time and expense of litigation, they entered into an agreement in October 2002 to settle all claims that might have been brought in this action for approximately $5.5 million, all of which monies have been fully funded by defendants’ director and officer liability insurance. In March 2003, after proper class notice and hearings, the Court approved the settlement and entered judgment for defendants, dismissing the action. In April 2003, a plaintiff’s law firm that was not selected by the Court to serve as class counsel filed a notice of appeal relating to certain

TRANSMETA CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Court orders addressing that firm’s applications to the Court for attorney’s fees. In August 2003, on appellant’s own motion, the Court of Appeals dismissed the appeal.

      Beginning in June 2001, the directors and certain officers of Transmeta were named as defendants in four purported shareholder derivative actions that were consolidated in and by the Superior Court for Santa Clara County in In re Transmeta Corporation Derivative Litigation, Master File No. CV 799491. The complaints were based upon the same matters alleged in the shareholder class action described above. In July 2002, the Court sustained the Company’s demurrer with leave to amend based on plaintiffs’ lack of standing, and deferred consideration of the individual defendants’ demurrer on the merits. The Company and the individual defendants believe that the complaints are without merit and deny any liability, but because they also wish to avoid the continuing waste of management time and expense of litigation, they entered into an agreement to settle all claims that might have been brought in this action. The settlement includes a payment of approximately $300,000 in fees to counsel for the derivative plaintiffs and shall be fully funded by defendants’ director and officer liability insurance. In October 2003, upon motion and after a hearing, the Court approved the settlement and entered an order dismissing the consolidated derivative action as to all defendants.

      Beginning in June 2001, the Company, certain of its directors and officers, and certain of the underwriters for its initial public offering were named as defendants in three putative shareholder class actions that were consolidated in and by the United States District Court for the Southern District of New York in In re Transmeta Corporation Initial Public Offering Securities Litigation, Case No. 01 CV 6492. The complaints allege that the prospectus issued in connection with the Company’s initial public offering on November 7, 2000 failed to disclose certain alleged actions by the underwriters for that offering, and alleges claims against the Company and several of its officers and directors under Sections 11 and 15 of the Securities Act of 1933, as amended, and under Sections 10(b) and Section 20(a) of the Securities Exchange Act of 1934, as amended. Similar actions have been filed against more than 300 other companies that issued stock in connection with other initial public offerings during 1999-2000. Those cases have been coordinated for pretrial purposes as In re Initial Public Offering Securities Litigation, Master File No. 21 MC 92 (SAS). In July 2002, the Company joined in a coordinated motion to dismiss filed on behalf of multiple issuers and other defendants. In February 2003, the Court granted in part and denied in part the coordinated motion to dismiss, and issued an order regarding the pleading of amended complaints. Plaintiffs subsequently proposed a settlement offer to all issuer defendants, which settlement would provide for payments by issuers’ insurance carriers if plaintiffs fail to recover a certain amount from underwriter defendants. Although the Company and the individual defendants believe that the complaints are without merit and deny any liability, but because they also wish to avoid the continuing waste of management time and expense of litigation, they accepted plaintiffs’ proposal to settle all claims that might have been brought in this action. The Company and the individual Transmeta defendants expect that their share of the global settlement will be fully funded by their director and officer liability insurance. Although the Company and the Transmeta defendants have approved the settlement in principle, it remains subject to several procedural conditions, as well as formal approval by the Court. It is possible that the parties may not reach a final written settlement agreement or that the Court may decline to approve the settlement in whole or part. In the event that the parties do not reach agreement on the final settlement, the Company and the Transmeta defendants believe that they have meritorious defenses and intend to defend any remaining action vigorously.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSMETA CORPORATION

Date: December 17, 2003	By:	/s/ John O’Hara Horsley

John O’Hara Horsley, Vice President, General Counsel & Secretary